UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Harleysville Group Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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William W. Scranton III	215.256.5000
Chairman of the Board	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

March 23, 2011

Dear Harleysville Group Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company’s headquarters, 355 Maple Avenue, Harleysville, Pennsylvania, on Wednesday, April 27, 2011, at 10:30 a.m.

At the meeting, stockholders will vote on four scheduled items of business.  The items and the votes the Board of Directors recommends are:

	Item	Recommended Vote

1.	To elect three Class C Directors	FOR
2.	To hold an advisory vote on the Company’s executive compensation	FOR
3.	To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation	FOR (One Year)
4.	To ratify the appointment of the independent registered public accounting firm for the Company’s financial statements	FOR

We also will discuss Harleysville Group’s 2010 operations and will be pleased to answer your questions about the Company.  Enclosed with the accompanying proxy statement are your proxy card and the 2010 Annual Report.

We look forward to seeing you on April 27, 2011.  Whether or not you plan to attend the meeting in person, it is important that your shares are represented at the Annual Meeting.  Please complete, sign, date, and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.  If you choose, you may alternatively vote by telephone or via the Internet instead of voting by proxy card.  There are instructions about these voting alternatives in the proxy statement.

Sincerely,

William W. Scranton III

Robert A. Kauffman	215.256.5000
Secretary	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

HARLEYSVILLE GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2011

To the Stockholders of

HARLEYSVILLE GROUP INC.

The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:30 a.m., Wednesday, April 27, 2011, at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following scheduled items of business:

1.                                       To elect the three nominees identified in the accompanying proxy statement as the Class C directors on our Board of Directors;

2.                                       To hold an advisory vote on the Company’s executive compensation;

3.                                       To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation; and

4.                                       To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

We also may transact such other business as may properly be presented at the meeting.

Your Board recommends a vote to elect the nominated directors, to approve the Company’s executive compensation, to approve the recommended frequency on holding an advisory vote on the Company’s executive compensation, and to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

For further information on these proposals, please read the proxy statement that follows.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

This notice, the proxy statement, the proxy card, and the 2010 Annual Report to Stockholders are being distributed to stockholders on or about March 23, 2011.

This proxy statement and the Company’s 2010 Annual Report to Stockholders are also available on the Internet, by logging onto http://www.harleysvillegroup.com/2011.html.

By Order of the Board of Directors,

Robert A. Kauffman

March 23, 2011

i

ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

The Board of Directors (the Board) of Harleysville Group Inc. (hereinafter referred to as the “Company” or “Harleysville Group”) is soliciting your proxy for voting at the 2011 Annual Meeting of Stockholders to be held April 27, 2011, at the headquarters of the Company.  This proxy statement is being distributed to stockholders on or about March 23, 2011.

Matters to be Voted Upon

At the Annual Meeting, stockholders will vote on the election of three Class C directors:  W. Thacher Brown, Mirian M. Graddick-Weir, and William W. Scranton III.  Please see pages 14-15 for information on the election of these directors.  Stockholders also will vote on an advisory resolution on the Company’s executive compensation and on an advisory resolution on the frequency of holding future advisory votes on the Company’s executive compensation.  Please see pages 17-18 for information on the resolutions seeking these advisory votes with respect to executive compensation.  Additionally, stockholders will be asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.  Please see page 19 for information on the ratification of the appointment of KPMG LLP.

The Board knows of no other matters to be presented for stockholder action at the meeting.  If other matters are properly presented at the meeting, your signed and dated proxy card authorizes each of Arthur E. Chandler, Robert A. Kauffman, or Beth A. Friel to vote your shares in accordance with his or her best judgment.

Voting Procedures

Who May Vote

Stockholders as of the close of business on February 28, 2011 (the Record Date) are entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

How to Vote

Stockholders may vote:

•                                          In person at the meeting; or

•                                          By mail (by completing and returning the enclosed proxy card); or

•                                          By telephone (see instructions below); or

•                                          By Internet (see instructions below).

Quorum to Transact Business

A quorum for the transaction of business at the Annual Meeting consists of the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock.  As of the Record Date, 27,082,867 shares of Harleysville Group’s common stock were issued and outstanding.  If you attend in person and indicate your presence, mail in a properly signed and dated proxy card, or vote by telephone or via the Internet, you will be part of the quorum.

Vote Needed to Approve Each Item

The proposals to elect the director nominees, to approve the advisory vote on the Company’s executive compensation, and to ratify the selection of KPMG LLP as the independent registered public accounting firm for 2011 will be approved if each such proposal receives the affirmative vote of the holders representing a simple majority of all shares present and entitled to vote.  The proposal seeking an advisory vote on the frequency of holding future advisory votes on executive compensation will be determined by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting.  As of the Record Date, Harleysville Mutual Insurance Company (Harleysville Mutual) owned 14,526,445 shares (or 53.6%) of Harleysville Group’s outstanding common stock.  The Company is thus a “controlled company” under NASDAQ listing requirements.  Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominees for director proposed by the Company, for approval of the advisory vote on the Company’s executive compensation, for the approval of holding the frequency advisory vote on executive compensation every year, and for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.  As a result, the director candidates nominated by the Company will be elected, the advisory vote on the Company’s executive compensation will be approved, the recommendation of the Board to hold future advisory votes on the Company’s executive compensation every year will be adopted, and KPMG LLP’s appointment as the Company’s independent public accounting firm for 2011 will be approved, regardless of the votes cast by other stockholders.

Voting of Shares via Proxy Card, Telephone, or Internet

If you submit a properly executed proxy card by mail, or vote by telephone or via the Internet, your shares will be part of the quorum, and your shares will be voted as per your instructions.

Voting by Proxy Card

If you submit a properly executed and completed proxy card by mail, your shares will be voted as per your instructions.  If you sign, date, and mail in your proxy card without indicating how it should be voted on any of the four proposed items, your shares will be voted in favor of the Board’s recommendation on such proposal.  A proxy card marked “withheld” regarding the election of director nominees, or “abstain” regarding the advisory vote on the Company’s executive compensation, the advisory vote on the frequency of holding future advisory votes on the Company’s executive compensation votes, or with respect to the ratification of the appointment of KPMG LLP, will not be voted on for that specific item, but will be included as present and entitled to vote for determining whether the item has been approved.  Broker non-votes are not considered as votes entitled to be cast on a matter and, thus, will have no effect on the result of the applicable vote.  A broker non-vote occurs when a broker votes on some matters on the proxy card, such as ratification of the independent public accounting firm, but not on others because the broker does not have the authority to do so.

Voting by Telephone

To vote by telephone, please dial 1.800.690.6903.  Please have your proxy card with you when you call, because you will need certain identifying information included on the proxy card to vote by telephone.  Once you establish contact, follow the voice prompts to complete the voting by telephone.

Voting via the Internet

To vote via the Internet, please log on to http://www.proxyvote.com.  Please have your proxy card with you when you log on, because you will need certain identifying information included on the proxy card to vote via the Internet.  Once you establish contact, follow the instructions to complete the voting via the Internet.

Revocation of Your Proxy

If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy card with a later date; or (3) voting in person at the Annual Meeting.  All of these alternatives apply regardless of how you initially voted, i.e., by mailing in a proxy card, by telephone, or via the Internet.

Duplicate Proxy Statements and Cards

You may receive more than one proxy statement, proxy card, or annual report.  This duplication will occur if your shares are registered in different names or your shares are in more than one type of account maintained by Wells Fargo, the Company’s transfer agent.  To have all your shares voted, please sign and return all the proxy cards you have received, or separately vote the shares described on the proxy card when voting by telephone or via the Internet.  If you wish to have your accounts registered in the same name(s) and address, please call Wells Fargo, at 1.800.468.9716, or contact Wells Fargo through its website: https://www.wellsfargo.com/com/shareowner_services/.

Other Information

Stockholder Proposals

An eligible stockholder who wants to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders must notify the Secretary of the Company.  The proposal must be received at the Company’s offices no later than November 23, 2011.  A stockholder must have been a registered or beneficial owner of at least 1% of the Company’s outstanding common stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the 2012 Annual Meeting is held.  A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2012 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by December 23, 2011, or else the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on the matter raised by the stockholder.

In February 2009, the Board of Directors amended the Company’s By-Laws to include advance notice provisions.  Under these provisions, a stockholder who wants to present a proposal at the 2012 Annual Meeting of Stockholders must deliver written information about the proposal to the Secretary of the Company by January 26, 2012.  These requirements apply to any proposal for a director nominee, or for any other purpose.  The stockholder must have been a registered or beneficial owner of at least 1% of the Company’s outstanding common stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the 2012 Annual Meeting is held.  The written notice must contain specific information about the desired proposal.  The information requirements are set forth in Article III, Section 14 (proposals generally) and Article IV, Section 1(B) (nominees for a director position) of the Company’s By-Laws, which are available on the Company’s website at http://www.harleysvillegroup.com.

Expenses of Solicitation

Harleysville Group pays the cost of the preparation and mailing of this proxy-soliciting material.  In addition to the use of the mail, proxies may be solicited personally, by telephone, or by other electronic means by Harleysville Group officers and employees, without their receiving additional compensation.  Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Receipt of Proxy Statements

Certain stockholders who share the same address may receive only one copy of this proxy statement and the Company’s 2010 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker, or other holder of record, unless the applicable bank, broker, or other holder of record received contrary instructions.  This practice, known as “householding,” is designed to reduce printing and postage costs.  If you own your shares through a bank, broker, or other holder of record and wish to either stop or begin householding, you may request or stop householding, or you may request a separate copy of this proxy statement or the annual report, either by contacting your bank, broker, or other holder of record at the telephone number or address provided in the above referenced notice, or by contacting us by telephone at 215.256.5000 or in writing to Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Secretary.  If you request to begin or stop householding, you should provide your name, the name of your broker, bank, or other record holder, and your account information.  Alternatively, the proxy statement and the Company’s 2010 Annual Report to Stockholders may be viewed on the Internet, by logging on to http://www.harleysvillegroup.com/2011.html.

Independent Registered Public Accounting Firm

Representatives of KPMG LLP, an independent registered public accounting firm that audited Harleysville Group’s 2010 financial statements, will attend the Annual Meeting.  They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.  In Item 4 of this proxy statement, the Company is seeking ratification of the appointment of KPMG LLP as its independent registered public accounting firm for 2011.  Please see page 19 for more information.

Available Information

This proxy statement and the 2010 Annual Report, including financial statements and financial schedules required to be filed by the Company with the Securities and Exchange Commission, may be obtained, without charge, from the Company by contacting Mark R. Cummins, Executive Vice President, Chief Investment Officer and Treasurer by mail at Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, by e-mail at investorrelations@harleysvillegroup.com, or by telephone at 215.256.5000.

BOARD OF DIRECTORS

Board of Directors

The Company’s Board of Directors currently consists of eight directors: Barbara A. Austell, W. Thacher Brown, Michael L. Browne, G. Lawrence Buhl, Mirian M. Graddick-Weir, Jerry S. Rosenbloom, William W. Scranton III (Chairman), and William E. Storts.  For biographical information about the directors, please see pages 14-16.

Corporate Governance Practices

In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group follows certain governance practices regarding how the Board conducts its business and fulfills its duties.  The Company’s Board of Directors’ Governance Principles may be accessed through the Governance section of the Company’s website (http://www.harleysvillegroup.com).  Among these practices are:

Board Size, Composition, and Independence

The Board presently consists of eight directors comprised of seven independent non-employee directors and one employee director, Michael L. Browne, who is the President and Chief Executive Officer (CEO) of the Company.  William Gray, who was a director of the Company during 2010, resigned as a director on February 15, 2011.  The Board believes that the Board should consist of at least seven directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total number of individuals comprising the boards of Harleysville Mutual and Harleysville Group should be no more than 12.  The Board further believes that of the maximum total board membership of 12, no more than three should be employee directors, with the remainder being independent directors as defined by the NASDAQ corporate governance rules.

The Board has determined that no non-employee director has a relationship with the Company that impairs his or her independence, and therefore, has determined that all of its non-employee directors are independent.  In assessing the independence of Board members, the Board considers the independence requirements under the NASDAQ corporate governance rules and the absence of any related person transactions between the individual and the Company.  In addition, the Company’s Board of Directors’ Governance Principles provide that no member of the Board may serve as an independent director on more than three other boards of for-profit companies.

Qualifications and Skills of Directors and Director Nominees

The Nominating and Corporate Governance Committee, with input from the Chairman of the Board and the CEO, screens director candidates and evaluates the qualification and skills applicable to the Company of the existing members of the Board.  In overseeing the nomination of candidates for election, and the qualifications and skills of incumbent directors, the Nominating and Corporate Governance Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director.  Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance the business goals and social consciousness of the Company.  Directors are expected to be knowledgeable about profit-making enterprises and the elements necessary for such enterprises to be successful.  The Board has determined that insurance industry expertise, financial and investment experience, and governmental experience are generally useful qualifications for directors, and the composition of the Board reflects such assessment.  All of the incumbent directors exhibit outstanding records of success in their chosen careers and have demonstrated their ability to devote the time and energy necessary to serve on the Board and to advance the business goals and strategies of the Company.  The directors have the following additional qualifications and skills that make them productive members of the Board:

•                                          Barbara A. Austell - significant operational finance and investment banking expertise

•                                          W. Thacher Brown - investment advisory expertise

•                                          Michael L. Browne - current CEO of the Company, and distinguished legal career and former government service

•                                          G. Lawrence Buhl - financial and accounting expertise, with specific experience in the insurance industry

•                                          Mirian M. Graddick-Weir - substantial experience leading the human resources function of a global company

•                                          Jerry S. Rosenbloom - distinguished academic career focused on insurance and risk management, and extensive board membership and consultancy experience in the insurance industry

•                                          William W. Scranton III - former lieutenant governor of Pennsylvania, and significant financial and business acumen and expertise

•                                          William E. Storts - significant information technology, financial and business acumen and expertise

Attendance at Directors’ and Stockholders’ Meetings

Directors are expected to attend all meetings of the stockholders, the Board, and the Committees on which they serve.

Director Retirement or Resignation

It is Board policy that if a director resigns or retires from his or her primary employment, that such director cannot continue to serve on the Board unless the Nominating and Corporate Governance Committee and the Chairman of the Board request the individual to remain as a director.  Pursuant to the Company’s By-Laws, each director must retire from the Board at the first annual meeting following his or her 72nd birthday.

Stock Ownership

The Company established stock ownership guidelines in 2002 that are now effective for all current directors, and will be effective for newly elected directors five years after being first elected to the Board.  Under these guidelines, each non-employee director is expected to beneficially own an amount of the Company’s common stock having a value equal to at least five times the then current annual retainer.  To assist the non-employee directors in attaining this goal, the Company grants Deferred Stock Units to non-employee directors.

Leadership

Currently the roles of non-executive Chairman of the Board and CEO of the Company are split.  The Board retains the right to exercise its judgment to combine or separate the roles of Chairman of the Board and CEO.  The Company believes that the Chairman of the Board, William W. Scranton III, has significant leadership experience, including executive experience in both business and government, that positions him well to lead the Board.  Further, Mr. Scranton’s leadership provides an independent viewpoint in leadership of the Board.

Risk Oversight

In April 2009, the Board formed a separate Risk Committee of the Board.  Its members are Jerry S. Rosenbloom (Chair), Michael L. Browne (CEO), G. Lawrence Buhl (Audit Committee Chair), William W. Scranton III (Chairman), William E. Storts, and Michael L. Lapeyrouse (a member of the Harleysville Mutual Board).  The Risk Committee oversees the Company’s establishment and implementation of standards, operational processes, controls, limits, guidelines, and policies relating to the assessment and management of risks that could have a material impact on the Company, and advises the Board of Directors as to the Company’s enterprise risk management.  The Risk Committee reviews the enterprise risk management policies of the Company, including, but not limited to:  (i) the Company’s risk tolerance; (ii) the risk governance structure; and (iii) the effectiveness of the risk management procedures and how they support the business strategy of the Company.  In addition, the Risk Committee — in combination with the other Committees of the Board — has the authority to review the Company’s risk exposure as it relates to capital adequacy, earnings, competition, and compliance with the Company’s risk policies covering financial risk; regulatory risk; strategic risk; operational risk; competition risk; management risk; compensation risk; investment and counterparty risk; and underwriting risk.

The Risk Committee membership must always include a member of the Board’s Audit Committee to assure communication and coordination of the risk oversight responsibilities of the Audit Committee and the Risk Committee.

CEO Performance Evaluation

The independent directors of the Company annually review the CEO’s performance.  Each such director provides an evaluation of the CEO’s performance to the Chair of the Compensation and Personnel Development Committee, who compiles a report of the reviews of the independent directors.  The independent directors then meet in an executive session to discuss the CEO’s performance and to agree on the content of the appraisal, which the Chair of the Compensation and Personnel Development Committee later reviews with the CEO.

Code of Conduct

The Board of Directors, through the Nominating and Corporate Governance Committee, has established and oversees compliance with a Code of Conduct for Directors, Officers and Employees and a Code of Ethics for Senior Financial Officers meeting the requirements of the Securities and Exchange Commission (SEC) and the NASDAQ corporate governance rules.  These are posted in the Governance section of the Company’s website (http://www.harleysvillegroup.com).  The Company will provide a copy of either code to any person upon request and without charge.  Requests should be addressed to the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, with the words “Request for Codes” placed on the lower left-hand corner of the envelope.  The Company intends to disclose waivers from, and amendments to, the Code of Conduct and the Code of Ethics on its website.  In addition, in accordance with the SEC rules and

NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any material amendments to the Code of Conduct and any waivers from the Code of Conduct that are granted to directors or executive officers.

Board Effectiveness Assessment

Annually, the Nominating and Corporate Governance Committee conducts an assessment of the Board’s effectiveness and makes a report on that subject to the Board.  That Committee also reviews and makes recommendations to modify the Company’s corporate governance practices.  All standing Committees also conduct annual self-assessments and report such self-assessments to the Board.

Director Compensation

In order to attract and retain qualified board members, the Company believes its director compensation should be competitive with the compensation of directors at peer companies.  Directors’ fees are determined by the Compensation and Personnel Development Committee, after consultation, as appropriate, with a compensation consultant.  Please see pages 56-57 for a description of the directors’ fees paid during 2010.

Board Agendas and Meetings

A board calendar for each year is prepared in advance, which establishes the dates of regularly scheduled meetings and certain items to be addressed by the Board.  Additional items are added by the Chairman or CEO.  Each director is free to suggest items for an agenda, and each director is free to raise a subject at any Board meeting that is not on the agenda for that meeting.  The Board reviews and approves Harleysville Group’s yearly operating plan and specific financial goals for each year, and the Board monitors performance throughout the year.  The Board also reviews long-range strategic issues at regular Board meetings, as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Independent Directors

The independent directors meet in executive session without the CEO in attendance.  Executive sessions of the independent directors are scheduled at each regular Board meeting, Audit Committee meeting, Compensation and Personnel Development Committee meeting, and Nominating and Corporate Governance Committee meeting, as well as at most other Committee meetings.  The non-executive Chairman of the Board presides at the executive sessions of the Board.

Access to Management and Independent Advisers

The independent directors have access to management and, as necessary and appropriate, independent advisers.

The Board and its Committees

Board and Committee Meetings

The Board met six times in 2010.  A description of each standing Board Committee follows the table of members and meetings.  This includes information regarding Mr. Gray, who served as a member of the Board during 2010.  In 2010, each director, in the aggregate, attended at least 75% of all Board meetings and meetings of Committees on which he or she served.  In 2010, all Board members attended the annual meeting of stockholders.

BOARD COMMITTEE MEMBERS AS OF DECEMBER 31, 2010
AND MEETINGS HELD DURING 2010

Name	Audit	Compensation and Personnel Development	Nominating and Corporate Governance	Risk	Coordinating	Executive/ Strategy	Finance and Investment
Barbara A. Austell	X				X		X
W. Thacher Brown	X	X				X	X*
Michael L. Browne				X		X	X
G. Lawrence Buhl	X*			X		X
Mirian M. Graddick-Weir		X*	X		X	X
William Gray				X	X
Jerry S. Rosenbloom		X	X	X*		X
William W. Scranton III		X	X	X		X*	X
William E. Storts	X			X	X*		X
Number of Meetings in 2010	4	6	3	4	2	3	4

* Denotes Chairperson of the Committee.

Committee Charters

Each standing Committee of the Board, including the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee, has a formal written charter that is posted in the Governance section of the Company’s website (http://www.harleysvillegroup.com).  Each of the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee assesses the adequacy of its charter on an annual basis, and any amendment or revision to such charter is posted to the Company’s website promptly after any such change.  The Company will provide a copy of any charter to any person upon request and without charge.  Requests should be addressed to the Secretary, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, with the words “Request for Charter” placed on the lower left-hand corner of the envelope.

Audit Committee

The Audit Committee consists of at least three members, all of whom satisfy the definition of independent director established by both NASDAQ and state insurance regulatory requirements.  Each member is financially knowledgeable as required by NASDAQ and also satisfies the SEC additional independence requirements for members of audit committees.  The Audit Committee currently is comprised of four individuals: G. Lawrence Buhl (Chair), Barbara A. Austell, W. Thacher Brown, and William E. Storts, each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by SEC rules and NASDAQ corporate governance requirements.  The Audit Committee:

•                                          oversees corporate accounting policies, reporting practices, audits, and the quality and integrity of the financial reports;

•                                          reviews the internal audit function;

•                                          facilitates free and open communication among the directors, independent auditor, internal auditors, and the Company’s financial management;

•                                          establishes procedures for the receipt and investigation of complaints regarding accounting and auditing matters pursuant to Section 301 of the Sarbanes-Oxley Act; and

•                                          performs other specific duties to accomplish the above as set forth in its charter.

The Audit Committee annually pre-approves the annual audit engagement and pre-approves any additional audit-related or non-audit services, as necessary, provided by the Company’s independent registered public accounting firm.  The delegation by the Audit Committee of pre-approval of additional services provided by the Company’s independent registered public accounting firm is as follows: The Chair of the Audit Committee or, if he is not available, any member of the Audit Committee may pre-approve any additional services to be provided by the Company’s independent registered public accounting firm, as long as the type of services meets the applicable standards set forth in the Company’s Pre-Approval Policy.  In the event of such approval, the full Audit Committee is informed of such action at its next meeting.  With regard to non-audit services, the pre-approval requirement does not apply if: (1) the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to its registered public accounting firm during the fiscal year in which the services are provided; (2) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or by its Chair prior to the completion of the audit.

Compensation and Personnel Development Committee

The Compensation and Personnel Development Committee consists of five members: Mirian M. Graddick-Weir (Chair), W. Thacher Brown, Jerry S. Rosenbloom, William W. Scranton III, and Ellen Dunn (a member of the Harleysville Mutual Board).  The Compensation and Personnel Development Committee:

•                                          is comprised exclusively of independent directors as defined in the NASDAQ listing requirements and SEC requirements;

•                                          approves compensation for the executive officers, other than the CEO, and makes recommendations to the Board on compensation for the CEO, after consultation with all independent directors;

•                                          recommends director compensation, with input and review from the Nominating and Corporate Governance Committee, for approval by the Board;

•                                          determines participants in, establishes awards under, and approves payouts under the Company’s incentive plans, including the Senior Executive Incentive Compensation Plan;

•                                          grants awards of Stock Options, Restricted Stock, Stock Appreciation Rights, and Restricted Stock Units under the Amended and Restated Equity Incentive Plan;

•                                          monitors compliance by officers with the Company’s stock ownership guidelines;

•                                          oversees the annual review of the CEO’s performance;

•                                          oversees Harleysville Group’s management development and succession program;

•                                          reviews and determines compensation policies; and

•                                          has the authority to retain and dismiss compensation consultants.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of five members:  Michael L. Lapeyrouse (a member of the Harleysville Mutual Board who also serves as Chair of the Committee), Mirian M. Graddick-Weir, Jerry S. Rosenbloom, William W. Scranton III, and Ellen Dunn (a member of the Harleysville Mutual Board).  The Nominating and Corporate Governance Committee:

•                                          is comprised exclusively of independent directors as defined in the NASDAQ listing requirements;

•                                          has formal written procedures addressing the director nomination process;

•                                          considers and recommends nominees for election as a director to the Board;

•                                          considers recommendations for nominees for election as a director from stockholders who submit such recommendations in writing as described below;

•                                          considers and recommends members for appointment to the Committees except the Nominating and Corporate Governance Committee;

•                                          assesses the effectiveness of the Board and corporate governance practices;

•                                          recommends new corporate governance practices to the Board; and

•                                          oversees establishment and compliance with the Code of Conduct for Directors, Officers and Employees and the Code of Ethics for Senior Financial Officers.

Risk Committee

See the description of the Risk Committee on page 7.

Other Committees of the Board

There are several other Committees of the Board, in addition to those listed above.  These Committees are as follows:

•                                          The Coordinating Committee: The Coordinating Committee reviews material transactions between Harleysville Group and Harleysville Mutual.  This Committee is currently composed of the individuals who are solely Harleysville Group directors and the individuals who are solely Harleysville Mutual directors plus a non-voting Chairperson who is on the boards of both companies.  No material inter-company transaction can occur until at least two of the Harleysville Group directors and at least two of the Harleysville Mutual directors on the Coordinating Committee approve the transaction.  The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

•                                          The Executive/Strategy Committee: The Executive/Strategy Committee meets during the intervals between meetings of the Harleysville Group Board of Directors and the Harleysville Mutual Board of Directors, and has the right and authority to exercise the full powers of the Boards of Directors, except where limited by law, or where responsibility and authority is vested in another Committee of the Board.  This Committee also participates with management in the development of the Company’s strategy and monitors the implementation of the Company’s strategy.  In addition, this Committee provides advice and counsel to management on mergers and acquisitions, capital management, and financial risk tolerance.

•                                          The Finance and Investment Committee: The Finance and Investment Committee establishes the Company’s overall investment policies and guidelines.  In addition, it reviews and ratifies the investments made by the Company, reviews capital management strategies, and serves as the ex officio trustee of the Company’s pension plans.

Director Nomination Procedures

The specific process for evaluating new directors, including stockholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company.  The Nominating and Corporate Governance Committee (Nominating Committee) will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: property/casualty insurance operations, information technology, human resources, investments, law, finance, actuarial science or accounting, governmental affairs and public policy, strategic planning, and mergers and acquisitions.  Candidates will be evaluated in light of the target criteria chosen.  The Nominating Committee does not have a formal diversity policy; in addition to the foregoing it considers race and gender diversity in selection of qualified candidates.

In February 2009, the Board of Directors adopted an amendment to the Amended and Restated By-Laws of Harleysville Group, providing for an advance notice provision for any nomination by a stockholder of a nominee at any meeting of stockholders called for the purpose of election of directors.  The provision sets forth the required information that must be provided in a written notice at least ninety days prior to the date of such meeting.  The required information includes: (a) the name, residence, and business address of the stockholder who intends to make the nomination (the Nominating Stockholder); (b) the name, residence, and business address of the beneficial owner, if different than the Nominating Stockholder, of any of the shares owned of record by the Nominating Stockholder; (c) a representation as to the number of shares of the Company’s voting stock owned of record and beneficially by the Nominating Stockholder and the number of shares, if any, which are owned beneficially by a beneficial owner of shares held of record by the Nominating Stockholder, and any other ownership interests, including derivatives, hedged positions, and other economic or voting interests in the Company; (d) a representation that the Nominating Stockholder intends to appear in person or by proxy at the meeting to nominate the individuals specified in the notice; (e) a representation as to whether or not the stockholder or the beneficial owner, if different than the Nominating Stockholder, intends to deliver a proxy statement to the other stockholders of the Company; (f) information regarding each nominee such as would be required to be included in a proxy statement pursuant to the proxy rules of the Exchange Act of 1934 had the nominee been nominated by the Board of Directors; (g) a detailed description of all agreements, understandings, or arrangements between and among the Nominating Stockholder, the beneficial owner, if different than the Nominating Stockholder, and each and every nominee; (h) a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and (i) the written consent of each nominee to serve as a director, if elected.

Any communication to this end should be addressed to: Chairman of the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297.  The words “Director Nomination” should be placed on the lower left-hand corner of the envelope.  The Amended and Restated By-Laws set forth additional information regarding a stockholder proposal, and can be found on the Company’s website, http://www.harleysvillegroup.com, in the Governance section.

The Nominating Committee, at its discretion, may retain a search firm to assist in locating and/or evaluating candidates.

Upon receipt of names and information on or from proposed candidates, the Nominating Committee generally reviews the proposed candidates and chooses for further review the candidate(s) who best meet the target profile.  Such further review may consist of requests for additional information, including references, telephone contact, and in-person interviews.  Interviews may be conducted by any member of the Nominating Committee, the Chairman of the Board, the CEO, and any other person or persons requested and authorized by the Nominating Committee.  Reports on the interviews are made to all members of the Nominating Committee.

Once the Nominating Committee members are in agreement on a candidate to recommend, the Nominating Committee notifies the remaining directors.  If requested by the other directors, the directors will be given the opportunity to meet and conduct discussions with the candidate prior to the Board voting on the nomination.

Security Holder Communication Process

Stockholders may communicate with Board members by sending letters to them, either by regular U.S. Mail or express delivery service.  Letters may be addressed to an individual Board member or to a specific Committee Chair at 355 Maple Avenue, Harleysville, PA 19438-2297.  The actual letter should be enclosed in an inner envelope.  Attached to that envelope should be a cover page setting forth the amount of stock owned by the sender and whether the sender owns the shares directly or in a nominee (or street) name.  If the latter, a recent statement from the broker or custodian setting forth the amount of securities owned should accompany the letter.  The envelope containing the letter and the cover page on stock ownership should be placed in an outer envelope, which should be mailed to the Company with the legend “Security Holder Communication” in the lower left-hand corner.  Company personnel will open the outer envelope and determine if the sender is a security holder.  If so, the inner envelope will be forwarded to the Director so designated.  If a letter is addressed to the “Audit Committee Chair c/o Chief Compliance Officer,” it is presumed to be a complaint to the Audit Committee and will be handled as set forth in the Company’s “Audit Committee Complaints Procedures and Whistleblower Protection Policy.”

STOCKHOLDER ACTIONS

Item 1.  Election of Directors

Harleysville Group’s Board of Directors currently consists of eight directors.  Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee’s election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee reaching age 72.  The Board of Directors is divided into three classes.  The current three-year terms of Class A, B, and C directors expire in the years 2013, 2012, and 2011, respectively.

Class C directors are to be elected at the 2011 Annual Meeting, and each is nominated to serve for a three-year term.  The nominees are:

Name	Class	Age	Director Since	Year Term Will Expire If Elected
W. Thacher Brown	C	63	2002	2014
Mirian M. Graddick-Weir	C	56	2000	2014
William W. Scranton III	C	63	2004	2014

The Board of Directors recommends a vote “FOR” the election of the nominated directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

Directors continuing in office are:

Name	Class	Age	Director Since	Year Term Will Expire
Michael L. Browne	B	64	1986	2012
Jerry S. Rosenbloom	B	71	1999	2012
Barbara A. Austell	A	57	2007	2013
G. Lawrence Buhl	A	64	2004	2013
William E. Storts	A	67	2007	2013

Biographies of Director Nominees and Directors Continuing in Office

Nominees for Election at this Annual Meeting (Class C)

W. Thacher Brown was elected a director of Harleysville Mutual in 1994 and a director of Harleysville Group in 2002.  He had been president of 1838 Investment Advisers, LLC from 1988 until 2004.  Mr. Brown had been president of MBIA Asset Management LLC and a director of MBIA Insurance Company Inc. from 1998 until 2004.  He is a director of Rivus Bond Fund and was a director of Airgas, Inc. from 1989 until 2010.

Mirian M. Graddick-Weir was elected a director of Harleysville Group in 2000.  Currently, Ms. Graddick-Weir serves as executive vice president of human resources for Merck.  Prior to that, she was executive vice president for human resources at AT&T Corp., a position she assumed in 1999.  Ms. Graddick-Weir was also the vice president at AT&T for various human resource responsibilities since 1994.  Prior to that, she held various executive positions with AT&T, where she commenced working in 1981.

William W. Scranton III was elected a director of Harleysville Group in 2004 and has served as the non-executive Chairman of the Board since that time.  He was first elected as a director of Harleysville Mutual in 1999 and was appointed as the non-executive Chairman of the Board of Harleysville Mutual in 2004.  Mr. Scranton was lieutenant governor of the Commonwealth of Pennsylvania from 1980 to 1988 and is currently manager of the Scranton Family Office.

Directors with Terms Expiring in 2012 (Class B)

Michael L. Browne was elected a director of Harleysville Group in 1986 and served as its non-executive chairman of the board in 2003.  In 2003, he was also elected as a director and appointed as the non-executive chairman of the board of Harleysville Mutual.  He held such non-executive chairman of the board positions until he was appointed as chief executive officer of Harleysville Group and president and chief executive officer of Harleysville Mutual in February 2004.  In January 2005, Mr. Browne was appointed president of Harleysville Group.  Mr. Browne served on active duty in the United States Marine Corps from 1968-1971, was a Marine infantry platoon leader in Vietnam, and attained the rank of captain.  From 1975 to 1977, he was special assistant to U.S. Secretary of Transportation, William T. Coleman, Jr., and from 1976 to 1977, he also served as U.S. Deputy Under Secretary of Transportation.  From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania.  In 1983, he joined the law firm of Reed Smith LLP as a partner.  Mr. Browne was the managing partner of its Delaware Valley regional office from 1993 until 2001, when he became head of Reed Smith’s international insurance practice, a position he held until 2004.  Mr. Browne currently is a member of the Board of Trustees of The Institutes, the Board of Directors of the Property Loss Research Bureau, the Board of Governors of the Property Casualty Insurers Association of America, the Board of Directors of the Insurance Federation of Pennsylvania, and the Board of Directors of Insurance Information Institute.  He was a member of the Board of Directors of Harleysville National Corporation from 2008 to 2009.

Jerry S. Rosenbloom has been a director of Harleysville Mutual since 1995 and a director of Harleysville Group since 1999.  Dr. Rosenbloom is the Frederick H. Ecker Emeritus Professor of Insurance and Risk Management and Academic Director of the Certified Employee Benefit Specialist Program at the Wharton School of the University of Pennsylvania, a position he has held since 1976.  He also served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994.  Dr. Rosenbloom was a trustee of MBIA Claymore Closed End Municipal Bond Fund (a mutual fund) from 2004 to 2006, and is a trustee of Century Funds (a mutual fund).  He serves on the Board of Directors of the American Institute for Property and Liability Underwriters.  He also is on the Board of Directors of the S. S. Huebner Foundation for Insurance Education.

Directors with Terms Expiring in 2013 (Class A)

Barbara A. Austell became a director of Harleysville Group in 2007.  She served as senior vice president of finance and treasurer of ARAMARK Corporation from 1996 to 2004.  Prior to that, she was with J.P. Morgan & Co., Inc. for 21 years, most recently as managing director—investment banking.  Ms. Austell currently serves on the boards of Williams College, the Mann Center for the Performing Arts, and The Pennsylvania Ballet.

G. Lawrence Buhl was elected a director of Harleysville Group in 2004 and elected a director of Harleysville Mutual in 2005.  In 2003, Mr. Buhl retired from Ernst & Young after serving 35 years with the firm.  He served as regional director for insurance services in Ernst & Young’s Philadelphia office as well as for both the Baltimore and New York offices.  For 24 of his years with Ernst & Young, Mr. Buhl was an audit partner performing extensive work for the Pennsylvania Insurance Department and many insurance companies.  He is on the Board of Sponsors of Loyola University Maryland Sellinger School of Business and Management.  He is also a director of Assured Guaranty, Ltd., for which he serves as chairman of its audit committee and has served as a member of its finance and governance and nominating committees.

William E. Storts was elected a director of Harleysville Mutual in 2001 and elected a director of Harleysville Group in 2007.  In 2000, Mr. Storts retired as a senior executive of Accenture.  Prior to his retirement, he was a managing partner in the Global Financial Services Market Unit.  Mr. Storts is currently the Chairman of Darby Oaks Family Farms LLC.  He also serves as an independent director of R.C. Olmstead, Inc. and as a member of the Board of Directors for Ocean Pointe II Condominium Association, Inc.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

Item 2.  Advisory Vote on Executive Compensation

Description of this Advisory Vote

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) was enacted.  Under the Dodd-Frank Act, the Company is providing the stockholders a vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” our executive compensation programs support the achievement of specific performance targets through articulated goals that reflect the Company’s strategic priorities and business focus and enable the Company to compete for talented and experienced staff with companies of similar size or in similar lines of business.  Please read “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement and the compensation tables and narrative disclosure set forth on pages 40-57 of this proxy statement for additional details about our compensation programs for our Named Executive Officers for 2010.

The Board is asking the stockholders to indicate their support for the compensation paid to the Named Executive Officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the stockholders the opportunity to express their views on our Named Executive Officers’ compensation.  This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of Our Named Executive Officers as described in this proxy statement.  The Company is asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the approval of the executive compensation at the Annual Meeting is required to approve the executive compensation for the Named Executive Officers as disclosed in this proxy statement.

Advisory Nature of the Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the stockholders and, to the extent there is any significant vote against the Company’s compensation practices for the Named Executive Officers as disclosed in this proxy statement, the Board will consider this stockholders vote and the Compensation Committee will evaluate whether any actions are necessary to address stockholder concerns when considering future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR”
APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Item 3.  Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

Description of Advisory Frequency Vote

The Dodd-Frank Act also requires us to provide the stockholders with an advisory vote on how frequently the Company should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules.  In voting on this Item 3, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officers’ compensation once every one, two, or three years.  If desired, as set forth in the attached proxy, a stockholder may abstain from voting on this Item 3.

The Board has considered the Dodd-Frank Act requirements for such “say-on-pay frequency” vote and has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company.  Therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.  In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide the Company with their input on the compensation of the Named Executive Officers as disclosed in the proxy statement every year.

Vote Required

The alternative of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the future advisory vote on executive compensation that has been selected by stockholders.  This is a plurality vote.  The Company’s Amended & Restated Bylaws provide that each action presented to stockholders for a vote will be passed if it attains a majority of the votes cast by stockholders entitled to vote.  However, there is an exception to that majority vote requirement for those matters that require a different vote pursuant to an express provision of law.  The Company believes that the provisions of the Dodd-Frank Act with respect to this advisory frequency vote is such an express provision of law, and the plurality vote requirement will be followed.  If you sign, date, and return your proxy card but do not signify one of the four choices on your proxy card, the designated attorneys-in-fact will vote your proxy in accordance with the Board’s recommendation for an annual say-on-pay vote.

Advisory Nature of the Vote

Because this vote is advisory and not binding on the Board, the Compensation Committee or the Company in any way, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the alternative approved by stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE ALTERNATIVE OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Item 4.  Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2011

The Audit Committee of the Board of Directors has appointed KPMG LLP (KPMG) as the Company’s independent registered public accounting firm for 2011, subject to ratification by the Company’s stockholders.  KPMG has served as the Company’s independent registered public accounting firm for over 30 years.  They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.  KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2010.  Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

KPMG, the Company’s independent registered public accounting firm for 2009 and 2010, rendered the following services and billed, or expects to bill, the following fees for fiscal year 2009 and 2010.

Services	2009 Fees	2010 Fees
Audit	$904,300	$765,000
Audit-Related	$35,000	$35,000
Tax	$—	$—
All Other	$—	$60,000

“Audit” services also include audits of insurance operations in accordance with statutory accounting principles required by insurance regulatory authorities and review of documents filed with the SEC.

“Audit-Related” services include audits of employee benefit plans.

“All Other” services include assistance to management in connection with an information technology risk assessment.

The Audit Committee has determined that the rendering of “audit-related” and “all other” services is compatible with KPMG maintaining its independence.

The Audit Committee engaged KPMG to provide audit services and approved all of the audit-related and all other fees.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP’S

APPOINTMENT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2011.

AUDIT COMMITTEE REPORT

Prior to release of the Company’s consolidated financial statements for 2010, which are contained in the Company’s Annual Report, the Audit Committee met and held discussions with management and KPMG, the independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees.

In addition, the Audit Committee has discussed with KPMG the firm’s independence from the Company and its management, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also considered whether KPMG’s provision of other non-audit services to the Company is compatible with the firm’s independence.  The Audit Committee has concluded that KPMG is independent from the Company and its management.

The Audit Committee discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and procedures, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Management is responsible for the Company’s financial reporting process and for the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles.  KPMG is responsible for auditing those consolidated financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures.  Therefore, in approving the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K, the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the reports of KPMG included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee:

G. Lawrence Buhl, Chair

Barbara A. Austell

W. Thacher Brown

William E. Storts

STOCK OWNERSHIP

Table I — Five Percent Stockholders

Those persons owning 5% or more of Harleysville Group stock, as of December 31, 2010, are set forth below.  On that date, there were 27,044,836 shares of Harleysville Group stock outstanding.

	Voting Authority		Dispositive Authority		Total Amount
Name and Address	Sole	Shared	Sole	Shared	of Beneficial Ownership	Percent of Class
Harleysville Mutual Insurance Company 355 Maple Avenue Harleysville, PA 19438	14,526,445	—	14,526,445	—	14,526,445	53.71%
Neuberger Berman LLC 605 Third Avenue 36th Floor New York, NY 10158 (1)	—	2,106,607	—	2,386,038	2,386,038	8.86%
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746 (2)	1,500,944	—	1,531,628	—	1,531,628	5.68%

(1)           Numbers of shares and percentage ownership are derived from the Schedule 13G filed on February 14, 2011, based upon holdings as of December 31, 2010.

(2)           Numbers of shares and percentage ownership are derived from the Schedule 13G filed on February 11, 2011, based upon holdings as of December 31, 2010.

Table II — Beneficial Ownership of Directors and Executive Officers

This table shows Harleysville Group stock holdings, as of February 28, 2011, of the directors, including the director nominees, the Named Executive Officers (who are the CEO, the CFO, and the next three most highly compensated executive officers employed as of December 31, 2010), and all directors and executive officers as a group.  Please see the table on page 25 for titles of the Named Executive Officers.

Name	Aggregate Number of Shares Beneficially Owned (1)	Right to Acquire (number of shares) (2)	Number of Shares of Restricted Stock Owned (3)	Number of Restricted Stock Units Owned (3)	Number of Deferred Stock Units (4)	Percent of Shares (less than 1% unless indicated) (5)
Barbara A. Austell	5,876	—	—	—	5,876	—
W. Thacher Brown	61,121	10,000	5,646	—	8,586	—
G. Lawrence Buhl	11,217	—	—	—	8,586	—
Mirian M. Graddick-Weir	32,529	10,000	—	—	8,586	—
Jerry S. Rosenbloom	48,632	7,500	5,646	—	8,586	—
William W. Scranton III	24,801	10,000	—	—	8,586	—
William E. Storts	28,569	—	—	—	8,586	—
Michael L. Browne (6)	678,193	443,005	26,276	110,780	0	2.5%
Arthur E. Chandler	69,453	36,771	11,280	9,960	0	—
Thomas E. Clark	69,391	35,114	9,290	7,205	0	—
Mark R. Cummins	136,213	105,816	6,550	6,005	0	—
Kevin M. Toth	58,289	31,256	9,280	8,600	0	—
All Directors & Executive Officers as a Group (17 individuals)	1,408,115	785,885	101,053	185,830	57,392	5.2%

(1)           The “Aggregate Number of Shares Beneficially Owned” column includes the numbers listed in the third, fourth, fifth, and sixth columns.  Although restricted stock units and deferred stock units cannot be voted, they are included to provide complete information about shares owned or to be acquired.

(2)           The “Right to Acquire” column includes shares of common stock subject to vested but unexercised stock options, and shares of common stock subject to stock options that will vest within 60 days after February 28, 2011.

(3)           Some of the Restricted Stock and Restricted Stock Unit awards are subject to performance-based vesting requirements, and others to time-based vesting requirements.  The performance-based Restricted Stock and Restricted Stock Units that remained unvested as of February 28, 2011 are presented in this table at target.

(4)           Deferred Stock Units generally vest upon termination of service as a director.

(5)           On February 28, 2011, there were 27,082,867 shares of Harleysville Group stock outstanding.

(6)           The number of shares included in the “Right to Acquire” column includes all shares underlying stock option grants that will vest upon Mr. Browne’s retirement from the Company, as he is now eligible for early retirement under the Amended & Restated Equity Incentive Plan.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2010

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,835,361	$30.66	5,313,548
Equity Compensation Plans Not Approved by Security Holders	—	—	—

The shares in the foregoing table represent the aggregate shares underlying existing awards, or available for future awards under the Amended and Restated Equity Incentive Plan (employee plan), the Employee Stock Purchase Plan, the Amended and Restated Directors’ Equity Compensation Plan, and the Agency Stock Purchase Plan.

The Amended and Restated Equity Incentive Plan (the EIP) is the principal equity-based plan utilized by the Company to make long-term incentive equity awards to officers and other employees of the Company.  Awards can be in the form of stock options, including both incentive stock options and non-qualified stock options, stock appreciation rights, and restricted stock and restricted stock unit awards, with both time or performance-based forfeiture restrictions.  At the 2010 Annual Meeting, the stockholders approved the addition of 2,500,000 shares to the number of shares available for awards under the EIP, and approved the EIP for purposes of compliance with the provisions of Section 162(m) of the Internal Revenue Code.  The EIP was last amended and restated in 2010.  As of December 31, 2010, 2,732,226 shares remain available for future awards under the EIP.  The EIP’s term will expire on February 29, 2020.

The Amended and Restated Employee Stock Purchase Plan (the ESPP) is a plan intended to meet the requirements of Section 423 under the Internal Revenue Code.  As such, the ESPP provides all eligible employees with the opportunity to purchase shares of Company common stock at an amount equal to 85% of the fair market value of the common stock.  The participants eligible to participate in the ESPP are all regular full-time employees and regular part-time employees who work at least 20 hours or more per week for the Company, Harleysville Mutual, or any of their respective subsidiaries.  A person who would otherwise be eligible cannot participate in the ESPP if he or she owns, or would own as a result of purchases under the ESPP, 5% or more of the total voting power of the Company stock.  The ESPP was originally established in 1995, and was last amended and restated in April 2010 to establish a share purchase limitation of 1,000 shares per participant per subscription period.  The aggregate number of shares that may be purchased under the ESPP is 3,150,000 shares.  As of December 31, 2010, 1,814,924 shares remain available for future purchases under the ESPP.  The ESPP’s term will expire in July 2018 at the completion of the last subscription period.

The Amended and Restated Directors’ Equity Compensation Plan (the Directors’ Plan) provides the Company with the ability to grant stock options, deferred stock units, and restricted stock awards to non-employee directors of the Company, Harleysville Mutual, and subsidiaries of the Company and Harleysville Mutual.  The Directors’ Plan was initially established in 2005, and was amended and restated, and approved by the shareholders, in 2007.  The aggregate number of shares subject to awards under the Directors’ Plan is 500,000.  As of December 31, 2010, 409,969 shares remain available for future awards under the Directors’ Plan.  The Directors’ Plan will expire on February 21, 2017.

In 2005, the Company adopted the Amended and Restated Agency Stock Purchase Plan, which was approved by written consent of the holders of a majority of the Company’s voting stock.  Under the plan, the top-tier independent insurance agencies that sell insurance products for the Company’s parent, subsidiaries, and affiliates may purchase twice a year, on January 15 and July 15, Company stock at a discount of 10% off the closing price on the previous trading day.  The amount that can be purchased by any one agency is limited to no more than $12,500 in value every six months.  A total of 1,000,000 shares were reserved for issuance under this program at the time of its initial adoption in February 1995.  As of December 31, 2010, 643,571 shares have been issued under this program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act), as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (10% Holders) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company.  Directors, officers, and 10% Holders are required by the regulations under the Exchange Act to file all Section 16(a) reports electronically and to provide the Company with notice of all of the Section 16(a) reports, which they file.  Based solely upon a review of the Section 16(a) reports filed electronically and the representations made by the reporting persons to the Company, the Company believes that its directors, officers, and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act during 2010.

EXECUTIVE OFFICERS

The executive officers of the Company as of February 28, 2011 were:

Name	Age	Title
Michael L. Browne	64	President & Chief Executive Officer
Arthur E. Chandler	54	Senior Vice President & Chief Financial Officer
Allan R. Becker	52	Senior Vice President & Chief Actuary
Thomas E. Clark	50	Senior Vice President, Field Operations
Mark R. Cummins	54	Executive Vice President, Chief Investment Officer & Treasurer
Beth A. Friel	37	Senior Vice President, Human Resources
Robert A. Kauffman	47	Senior Vice President, Secretary, General Counsel & Chief Compliance Officer
Theodore A. Majewski	59	Senior Vice President, Personal Lines; President and Chief Operating Officer of Harleysville Life Insurance Company
Kevin M. Toth	37	Senior Vice President & Chief Underwriting Officer
Jonathan Young	53	Senior Vice President & Chief Claims Officer

Michael L. Browne is president and CEO of Harleysville Group and Harleysville Mutual.  Please see page 15 for additional biographical information.

Arthur E. Chandler was named senior vice president and chief financial officer in April 2005.  Prior to that, he was senior vice president of financial controls for XL America, and he had been chief financial officer for Kemper Insurance’s casualty division.  Mr. Chandler also spent nearly 20 years with CIGNA in various financial positions.

Allan R. Becker became senior vice president and chief actuary of Harleysville Group and Harleysville Mutual in October 2005.  Before joining Harleysville, he was vice president and senior actuary for ACE USA. During his 18 years with ACE USA and its predecessor CIGNA Property and Casualty, Mr. Becker held a variety of actuarial management roles.  He holds the FCAS and MAAA designations.

Thomas E. Clark was named senior vice president for Harleysville Group and Harleysville Mutual in charge of branch and subsidiary operations in March 2004.  Before that, he was in charge of branch operations and had been resident vice president for the New Jersey operations of Harleysville Group and Harleysville Mutual since July 2000.  From 1995 through 2000, he worked for Fireman’s Fund Insurance Company as a business segment leader.

Mark R. Cummins is executive vice president, chief investment officer, and treasurer of Harleysville Group and Harleysville Mutual and has been in charge of the investment and treasury function since 1992.

Beth A. Friel was appointed senior vice president, human resources of Harleysville Group and Harleysville Mutual in February 2009.  She joined Harleysville in August 2006 as assistant vice president and assistant general counsel and served as vice president, human resources from April 2008 until February 2009.  Before that, Ms. Friel was an attorney in the labor and employment department of the law firm of Montgomery, McCracken, Walker & Rhoads, LLP.

Robert A. Kauffman has been senior vice president, secretary and general counsel of Harleysville Group and Harleysville Mutual since November 2004.  In February 2009, he was named chief compliance officer.  Before joining Harleysville, he had been an equity partner in the law firm of Reed Smith LLP in

Philadelphia.  He also served as an Assistant United States Attorney in the criminal and asset forfeiture divisions of the United States Attorney’s Philadelphia office.

Theodore A. Majewski was named senior vice president, personal lines for Harleysville Group and Harleysville Mutual in June 2003.  Mr. Majewski also was appointed president and chief operating officer of Harleysville Life Insurance Company, a wholly owned subsidiary of Harleysville Mutual, in April 2008.  Prior to joining Harleysville, Mr. Majewski was, among other senior management positions, the chief underwriting director of Encompass Insurance Company (formerly CNA).

Kevin M. Toth was appointed senior vice president and chief underwriting officer of Harleysville Group and Harleysville Mutual in February 2009.  He joined Harleysville in January 2005 as vice president, associate general counsel, and chief litigation counsel and served as senior vice president, claims for Harleysville Group and Harleysville Mutual from July 2005 until February 2009.  Before that, Mr. Toth was an attorney in the litigation department of the law firm of Reed Smith LLP.

Jonathan Young was appointed senior vice president and chief claims officer of Harleysville Group and Harleysville Mutual in May 2009.  Before joining Harleysville, he was a partner in the litigation department of the law firm of Sills Cummis & Gross from 2007 to 2009.  Prior to that, he was a partner at the law firm of Reed Smith LLP from 1997 to 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company embraces a “pay for performance” philosophy that is designed to reward executives for driving organizational performance and creating shareholder value.  Specifically, the compensation program supports the achievement of specific performance targets through articulated goals that reflect the Company’s strategic priorities and business focus and enables the Company to compete for talented and experienced staff with companies of similar size or in similar lines of business.

Named Executive Officer (NEO) compensation consists of a mix of base salary, annual incentive cash compensation, and time and performance-based equity compensation.  The Compensation and Personnel Development Committee of the Board of Directors (Compensation Committee) targets the median of the benchmark companies’ compensation for the Named Executive Officers.  The Compensation Committee believes the median represents a total compensation package that is competitive within the property/casualty insurance industry without responding to more extreme compensation decisions by individual benchmark companies.

The Company faced a challenging year in 2010, due to the continued soft insurance market, pricing pressures, and difficult economic conditions.  The Company did not meet its performance targets for combined ratio and ROE, but did meet its threshold goals.  Notwithstanding the difficult conditions in 2010, the Company’s total shareholder return (TSR) relative to peers for 2008-2010 was superior (second out of twenty peer companies), and the Company continued to produce strong shareholder returns and trade at a high price-to-book value.  Significantly, A.M. Best reviewed the Company in 2010 and upgraded its ratings to A from A- for its property and casualty operations and to A- from B++ for Harleysville Life Insurance Company.  This upgrade reaffirms the Company’s strength and stability.

The following table sets forth 2010 compensation for each of the Named Executive Officers.  The discussion that follows in this Compensation Discussion and Analysis provides further detail regarding each element of compensation.

2010 Compensation ($)(1)
NEO	Base Salary	SEIP Bonus	Long-term Incentive Compensation (2)	Special Bonus (3)	Other Compensation	Total
Michael Browne, CEO	649,615	487,108	2,030,927	—	71,777	3,239,427
Arthur Chandler, CFO	335,000	183,752	317,575	60,172	23,450	919,949
Thomas Clark, SVP, Field Operations	271,538	113,100	242,155	60,172	41,875	728,840
Mark Cummins, EVP, Investments	329,230	101,092	194,940	60,172	23,046	708,480
Kevin Toth, SVP, Underwriting	271,538	126,541	276,683	60,172	40,415	775,349

(1)           This table does not provide the 2010 compensation in accordance with the specific disclosure requirements of the Securities and Exchange Commission (SEC).  Please refer to the Summary Compensation Table on page 40 of this proxy statement and the tables that follow for such information.

(2)           Represents the sum of (a) the grant date fair value of stock option and time-based restricted stock awards made in February 2010, and (b) the value, on the vesting date, of performance-based restricted stock awards made in 2008 with a performance period of 2008-2010, which were based on relative TSR.

(3)           In June 2010, a special bonus, comprised of $30,000 in cash and Restricted Stock Units with an approximate value of $30,000, was awarded to the Named Executive Officers, other than the CEO, in recognition of the Company’s upgrade to an “A” rating by A.M. Best.  The grant date fair values of the equity portion are included in this column.

The Compensation Committee reviews, on a retrospective basis, the relationship between Company performance and actual compensation of the Named Executive Officers as compared to the benchmark companies (when information regarding the benchmark companies becomes available).  To evaluate Company performance, the Compensation Committee evaluates a number of performance metrics, including net written premium growth; operating income growth; return on equity (ROE); combined ratio; and relative TSR.  Over the past few years, this analysis has confirmed that the Company’s relative performance on key metrics is aligned with relative earned compensation as compared to the peer group companies.

In October 2010, the Compensation Committee reviewed the pay and performance relationship for Named Executive Officers for 2009.  The results showed that the Company’s performance was strong on operating income, earnings per share, book value growth and total shareholder return (TSR) as compared to the peer companies, and its overall performance approximated the median (the 55th percentile).  With respect to the two metrics used in the bonus plan, the Company’s return on equity was above the median and its combined ratio below the median.  Total compensation for the Named Executive Officers in 2009, however, except for the CEO, fell short of the median, primarily because of lower base salaries as compared to executives at the peer companies for all NEOs other than Mr. Cummins.

Each year the Compensation Committee also reviews target pay levels of the peer group in its determination of Named Executive Officers’ target compensation for the following year.  In October 2010, the Committee reviewed such peer group data to assist in making 2011 target pay decisions that would continue to better align the Named Executive Officers’ total pay with the Company’s compensation philosophy and desired position within the peer group.

Further, the Company continues to employ several compensation practices that the Compensation Committee believes represent strong corporate governance:

•              The Company believes the focus of its compensation programs should be on providing competitive compensation to officers during their employment with the Company. Therefore, the Company does not enter into employment agreements with its Named Executive Officers that address severance arrangements, and promises post-termination payments only in the event of a change in control.

•              The Company’s compensation practices are aligned with those of its peer group companies, and its emphasis on incentive-based compensation for the CEO is higher than that of its peers.

•              The Company provides protection to its senior executives by providing Change-in-Control Agreements; benefits are paid on a double-trigger basis (termination of employment following consummation of a change in control transaction).  The Company believes that Change in Control Agreements provide a necessary incentive to executives to join and then remain with the Company in times of substantial change or uncertainty and are necessary to maintain the Company’s competitive position in its industry.  Of note, the annual calculation of post-employment compensation has shown that the change-in-control benefits provided by the Company do not rise to the level of requiring payment of excise tax gross-up, which was again true for 2010.

•              The Company has stock ownership guidelines in place for its senior executives and directors; all of the Named Executive Officers meet such guidelines.

•              The Company offers and pays only limited perquisites to its senior leadership.

•              The Company has taken steps to ensure that its executive compensation is deductible under Section 162(m) of the Internal Revenue Code.

•              The Company’s long-term incentive compensation program is diversified and includes the use of stock options, time-based restricted stock units, and performance-based restricted stock units, ensuring strong alignment with stockholder interests.

Compensation Philosophy

The Company provides a mix of fixed and variable compensation that is intended to motivate and retain talented executives and support the achievement of a high-performance culture.  In order to achieve these strategic goals, the Company has identified principles that guide its management compensation program.  The program is designed to:

•              attract, retain, and motivate talented executives;

•              reward competencies and behaviors identified as critical to the Company’s success;

•              offer total compensation that is consistent with the performance of an individual executive measured against other executives, both within the Company and within the peer group of companies utilized by the Company; and

•              focus on developing incentive compensation that is keyed to internal Company performance objectives and creation of stockholder value, maintaining a proper balance between the incentive to achieve the compensation levels and the incurrence of unnecessary risk in the pursuit of such objectives that could negatively impact the Company.

Compensation Methodology

Compensation Process

The Compensation Committee, which consists entirely of independent directors as defined in Section 162(m) of the Internal Revenue Code and as defined by NASDAQ, oversees the Company’s management compensation program.  The Compensation Committee is the principal decision-maker with respect to the Company’s compensation philosophy and executive compensation components, but it seeks input and recommendations from the CEO and other members of senior leadership.  Human Resources and General Counsel management representatives have assisted the Compensation Committee in evaluating executive compensation programs.  Management also participates in identifying the corporate goals that will be used in a fiscal year, which are finalized and approved by the Compensation Committee.  For individual performance goals, the individual Named Executive Officer, except in the case of the CEO, works with the CEO to develop individual performance goals based on position responsibilities, which are then presented to the Compensation Committee.  The CEO works directly with the Compensation Committee with respect to his own individual performance goals, and those goals are approved by the Compensation Committee.  The CEO participates in the annual compensation evaluation process for the other members of senior management by reviewing the individual goals with, and obtaining a self-appraisal from, each Named Executive Officer, performing his own assessment of the individual goals, and the achievement thereof, and then making a recommendation to the Compensation Committee with respect to the incentive compensation based on the degree of achievement of individual goals by each Named Executive Officer.  For the CEO, the independent members of the Board provide an annual performance evaluation to the Chair of the Compensation Committee who aggregates the performance feedback and assessments.  The Compensation Committee then meets and provides a recommendation to the independent members of the Board, who make their determination as to CEO compensation.  The Chair of the Compensation Committee then reviews the CEO’s performance assessment with the CEO.

During 2010, the Compensation Committee retained Compensation Advisory Partners LLC (CAP), an independent compensation consultant, to provide the Committee with information, analyses, and advice regarding the form and amount of executive and non-employee director compensation.  CAP reports directly to the Compensation Committee Chair, and neither the Company nor the Compensation Committee engages CAP for any additional services other than executive compensation and non-employee director compensation.

Peer Group Comparisons

With the help of CAP, and under the direction of the Compensation Committee, the Company collects and analyzes data from a peer group of property/casualty insurance companies to assist in the determination of total compensation for the Named Executive Officers.  Such peer companies may range in size or business focus, but are similar at the median to the Company.  The Company evaluates this benchmark peer group on a periodic basis to ensure that the proper companies are considered in the compensation determinations.  The peer group for purposes of determining 2010 compensation, which was the same group the Company has used since 2008, was:

Company	Company
W.R. Berkley Corporation	RLI Corporation
Cincinnati Financial Corporation	Safety Insurance Group
Donegal Group Inc.	Selective Insurance Group Inc.
EMC Insurance Group Inc.	State Auto Financial Corporation
Erie Indemnity Company	Tower Group Inc.
Hanover Insurance Group Inc.	United Fire and Casualty Company
HCC Insurance Holding Company	Zenith National Insurance
One Beacon Insurance Group

In August 2010, the Committee removed Zenith National Insurance from the peer group, due to an acquisition of that company, and replaced it with Alleghany Corporation.

Elements of Compensation

Total annual compensation for executive officers of the Company is comprised of fixed compensation (annual base salary), variable compensation (annual cash-based incentive awards), and long-term compensation (annual equity awards).  Based on recommendations from the CEO, the Company’s senior leadership team is placed into two groups for compensation determinations.  For executive officers who would be considered named executive officers by the Company because of their positions and job responsibilities (all of the current Named Executive Officers with the exception of Mr. Cummins), the total compensation targets are based on benchmark data for named executive officers at the peer companies.  Specifically, the Compensation Committee reviews comparative data for the CEO and for the CFO and a blend of the compensation paid to named executive officers (other than the CEO or CFO) at the benchmark companies for the other executive officers in the named executive officer grouping.  For the other executive officers who are part of the senior leadership team, including Mr. Cummins, the CEO and the Compensation Committee generally use survey data for the specific position.

The Compensation Committee has targeted the median of the benchmark companies’ compensation, or, as applicable, the survey data at the individual position, for determining the total compensation targets for the Named Executive Officers because it believes the median represents a total compensation package that is competitive within the property/casualty insurance industry without responding to more extreme compensation decisions by individual benchmark companies.  Based on this benchmarking data, the Compensation Committee determined that Messrs. Chandler, Clark and Toth are not receiving total compensation equivalent to the median, and therefore has been working toward moving those Named Executive Officers closer to the median of their peers over time.

The Company does not have policies or practices that establish firm allocations between short- and long-term incentive compensation or equity- versus cash-based compensation.  The Compensation Committee regularly reviews the programs utilized to provide short- and long-term incentive compensation, and makes changes as it determines appropriate.  The Compensation Committee believes that its ability to use discretion in considering all pertinent factors and issues provides flexibility that allows the Compensation Committee to determine compensation based on both the value of the Named Executive Officer to the Company and the corporate results achieved.  Because equity awards are a component of a total compensation target for a given year, these annual equity awards do not take into account equity awards already held by the Named Executive Officer.

Compensation Program for 2010

During 2010, the principal components of compensation were base salary, annual cash incentive bonus compensation, and long-term incentive compensation comprised of a mixture of equity-based awards.  The specific components of the Company’s compensation program for the Named Executive Officers for 2010 are described below.

Base Salary

Consistent with the Company’s compensation philosophy, annual base salary is designed to be competitive within the property/casualty insurance industry.  Executive salaries are based on a combination of benchmark data from the peer companies, paygrade range, individual performance of role responsibilities, and Company performance, the weightings of which may change from year to year.  The Company has a paygrade structure, ranging from 1 to 32, with all positions assigned to a paygrade.  Executive officers tend to be assigned paygrades of 25 to 32, with the highest reserved for the CEO.  To evaluate individual performance of role responsibilities, the Compensation Committee assesses, with management input, actual performance as compared to position responsibilities.

The Compensation Committee considered overall Company performance, benchmark data from the peer companies and the assessment of individual performance as the principal factors in establishing base salaries for the Named Executive Officers.  As noted above, the Compensation Committee has determined that Messrs. Chandler, Clark and Toth have target compensation that is not aligned with the peer group median, and therefore has begun to work toward moving those Named Executive Officers closer to the median of their peers over time.  For 2010, that movement included four and five percent base salary increases for each of the Named Executive Officers, other than Messrs. Chandler and Cummins.  For Mr. Browne, the increased base salary was combined with the increased annual incentive bonus target (80% of base salary) and decreased long-term equity incentive (225% of base salary) in order to create a mix that is more reflective of chief executive officers at the benchmark peer group companies.  Mr. Chandler’s base salary did not increase because the Compensation Committee decided to increase his annual incentive compensation target more substantially for 2010.  Mr. Cummins’ base salary was above the median of the competitive market, primarily because of his long tenure in a senior executive position, and his base salary was not increased in 2010.  The salary earned by each of the Named Executive Officers for 2010 is included in the Summary Compensation Table on page 40.

Annual Incentive Compensation

The Senior Executive Incentive Compensation Plan (SEIP), approved by stockholders at the 2009 annual meeting, represents the incentive compensation program used by the Company during 2010 for awarding annual non-equity variable incentive compensation to members of the senior leadership team, including the Named Executive Officers.  In February 2010, the Compensation Committee established the 2010 incentive award opportunities under the SEIP.  The minimum funding target established under the SEIP for 2010 was achievement of a ROE of at least 5.0%.  In addition, the Compensation Committee established corporate performance goals and reviewed individual goals identified by the Named Executive Officers, to be used, in the exercise of its discretion under the SEIP, to determine the actual annual incentive awards for 2010.  The same corporate performance goals were used for all of the Named Executive Officers, and were weighted at 70% of the overall incentive opportunity.  Individual performance goals for each Named Executive Officer were weighted at 30%.  The weightings of the various corporate and individual goals were established based on factors such as elements of the Company’s business strategy, benchmark data from peer companies, and the individual roles and responsibilities.  The corporate and individual goals established, the weighting of the goals, and the 2010 results are set forth in the table below.

The target award was 80% of base salary for the CEO and 55% of base salary for the other Named Executive Officers, other than Mr. Cummins.  This represented an increase in the percentage of base salary from prior years for the Named Executive Officers other than Mr. Cummins.  For Mr. Cummins, the target award was 35% of base salary, based upon his position with the Company and because the base salary component of his overall compensation was higher than the competitive market.  The term “base salary” for purposes of the SEIP refers to the base salary at the beginning of the plan year.  The target incentive award levels reflect the assessment of the impact of such positions on the achievement of the corporate goals, the importance of the achievement of the individual performance goals of the Named Executive Officers, the appropriate use of incentive compensation, and the total compensation as compared to other Company executive officers and appropriate positions at the peer companies.

The Compensation Committee met in February 2011 to determine the awards earned under the SEIP for executive officers other than the CEO, and to determine its recommendation for the CEO award, which was then considered and determined by the independent members of the Board.  In making its determinations regarding compensation for the Named Executive Officers, the Compensation Committee

evaluated achievement of the identified corporate and individual goals and used its discretion in determining overall awards.

The following table and discussion show the corporate and individual performance goals established and the achievement of such goals, as determined by the Compensation Committee:

Performance Goals
Goal	Weighting	Threshold	Target	Maximum	2010 Result
Combined Ratio (1)	35%	103.9%	101.3%	95.5%	102.5%
Return on Equity	35%	9.0%	11.4%	16.0%	10.0
Individual Goals	30%	0.0%	100.0%	200.0%	see below

(1)           The term “combined ratio” is a standard term of measurement in the property/casualty insurance industry.  This ratio is the sum of:  (i) the ratio of incurred losses and loss settlement expenses to net earned premiums (loss ratio), (ii) the ratio of expenses incurred for commissions, premium taxes, administrative and other underwriting expenses to net earned premium (expense ratio); and (iii) the ratio of dividends to policyholders to net earned premium (dividend ratio).  The resulting sum is then expressed as a percentage.

For the established corporate goals, the Compensation Committee determined that the Company did not meet its target for both the combined ratio and the ROE goals, but exceeded the threshold goals.  The corporate goals reflect the significant catastrophic losses and non-catastrophic property loss experience of the Company during 2010.  In total, the payout with respect to corporate goals was 73.9% of target.

In reviewing the individual performance goals for 2010, the Compensation Committee determined that the individual performance goals are generally tied to position responsibilities and are designed to incentivize the Named Executive Officers to execute on the Company’s strategic plan while managing the current business of the Company.  The goals for the Named Executive Officers are challenging and require significant effort on the part of the Named Executive Officers to be achieved.  The Compensation Committee measures the performance of the Named Executive Officers against the stated objectives of each, although there is no formulaic approach taken by the Compensation Committee.  The Compensation Committee reviewed the identified objectives of each Named Executive Officer and the achievement of these objectives as a whole.

The primary individual performance goals for the Named Executive Officers, and the degree of achievement are as follows:

•              Michael Browne, CEO.  Mr. Browne’s individual performance goals were based on creating a long-term plan to achieve underwriting profitability and growth; focusing on acquisition opportunities and expansion into niche markets; conducting analysis of the field structure and leadership; continuing succession planning for CEO and senior leader positions; and continuing the focus on a performance-based culture and employee engagement.  Mr. Browne was highly successful in achieving these goals.  Reflecting Mr. Browne’s leadership and strategic planning, the Company was upgraded by A.M. Best to an A rating.  Mr. Browne’s success in achieving these goals was also reflected by the Company’s strong performance in 2010.  Despite the continuing soft market and difficult economic conditions, the Company performed well in 2010 and continued to trade at an unusually high price-to-book value, providing excellent return to shareholders.  The Company prudently evaluated a number of potential new opportunities for growth and expansion.  Mr. Browne continued to make succession planning an imperative at the highest levels of the organization, while successfully emphasizing a performance-based culture and employee engagement.

•              Arthur Chandler, SVP, CFO.  Mr. Chandler’s individual goals included managing the relationships with rating agencies with a focus on the Company’s rating by A.M. Best; providing leadership in capital efficiency and driving capital growth; maintaining internal expenses within budget; providing leadership for the Company’s enterprise risk management activities; and continuing succession planning for critical roles in the Finance Department.  Mr. Chandler met his individual goals at a significant level of accomplishment.  In particular, he spearheaded the efforts to obtain an upgraded rating of A from A.M. Best, maintained strong capital and return on equity financial measures, played a key leadership role in the Company’s catastrophic loss reinsurance program, progressed the development of the enterprise risk management programs and actively expanded the development opportunities available to other executives in the Finance area.

•              Thomas Clark, SVP, Field Operations.  Mr. Clark’s individual performance goals for 2010 included achieving profitable growth in the small market product lines, as contrasted with overall commercial lines; developing cost-effective plans to expand operational effectiveness in commercial lines processing and in commercial lines production capabilities; keeping expenses within budget; continuing succession planning in his departments by developing officers below the Senior Vice President rank; and improving the quality of property underwriting and non-catastrophic commercial property loss experience.  Despite the extremely competitive insurance market, Mr. Clark was successful in leading small market growth at a level substantially higher than commercial lines growth, making significant improvements in operations and development of commercial lines production capabilities and great progress in improving bench strength in field management.  The continuing soft market in the insurance industry and difficult economic environment hindered Mr. Clark’s ability to meet goals related to the expense budget and non-catastrophic property losses.

•              Mark Cummins, EVP, Chief Investment Officer & Treasurer.  Mr. Cummins’ individual goals for 2010 focused on reviewing the Company’s investment strategy; leading the Company’s investment assets portfolio in a challenging period; helping to achieve the Company’s net investment income goal; analyzing the Company’s equity exposure risks; utilizing historical realized gains (carryback); improving the Company’s investor relations function; and participating in the Company’s succession planning initiative.  Under Mr. Cummins’ leadership, the Company’s investment management function outperformed peer companies, including asset management and net investment income growth, and has been a key differentiator for Harleysville Insurance in the market; the Company’s investor relations program and analysts coverage were maintained at customary levels; and progress continued in succession planning activities.

•              Kevin Toth, SVP, Chief Underwriting Officer.  Mr. Toth’s individual goals focused on implementing and improving profitable products and programs with emphasis on new products such as Human Services; improving Company performance in small commercial lines; continuing to build the inland marine operations; improving the quality of property underwriting and non-catastrophic commercial property loss experience; keeping expenses within budget; and continuing succession planning in his department by developing officers below the Senior Vice President rank.  Under Mr. Toth’s leadership, profitable product offerings, including Human Services, were successfully expanded, small commercial lines performance improvements exceeded expectations, expenses came in at budget, and significant progress was made in succession planning.  The goal related to improving non-catastrophic property loss was not met to the extent anticipated.

The overall percent of achievement, based on the achievement of the corporate and individual performance goals for the awards made to the Named Executive Officers under the SEIP for 2010 are:  Michael Browne, 94%; Arthur Chandler, 100%; Thomas Clark, 76%; Mark Cummins, 88%; and Kevin Toth, 85% of target annual incentive compensation.

Long-Term Incentive Compensation

The Company uses equity-based incentive awards as an important component of overall incentive compensation to more closely align the interests of the Named Executive Officers with the shareholders.  In February 2010, the Compensation Committee made equity-based awards to the Named Executive Officers under the Equity Incentive Plan.  The awards consisted of a mixture of awards, by value, of 50% Stock Option grants (using Black-Scholes value), 25% Restricted Stock Unit (RSU) awards with performance-based vesting requirements, and 25% RSU awards with time-vesting requirements, in each case, based on the five-day average stock price for the week ending two weeks before the date of grant.  The time-based RSU awards for the CEO also have a performance-based vesting requirement.  All of the awards were made under the Company’s Amended and Restated Equity Incentive Plan (the Equity Incentive Plan).  The Company selected these types of equity awards, and the mixture of such awards, because it believes this combination of equity-based awards with market-based, performance-based, and time-based vesting allows it to align executive rewards with the creation of value for the stockholders, while being easy for participants and stockholders to understand.  Furthermore, the Company believes that this structure closely aligns the long-term incentive compensation program with the Company’s current business strategy and the long-term compensation programs of its competitors.

The Stock Option awards have a three-year vesting schedule, with one-third of each award vesting on each of the three anniversaries of the date of grant.  The exercise price for all Stock Options granted was equal to the closing price of the stock on the date of grant.  All Stock Options granted to the Named Executive Officers were non-qualified options, receiving no special tax treatment, and have a term of 10 years.  The annual time-based RSU awards made to the Named Executive Officers have a three-year vesting period.

The remaining annual RSU awards made to the Named Executive Officers are all performance-based, with an established three-year performance period.  The performance-based RSU awards are based on the achievement of total shareholder return (TSR) relative to the TSR of peer group companies at the end of the three-year period.  The peer group selected for these awards for 2010 were the companies included in the executive compensation benchmarking group, as identified on page 30, plus the other companies in the S&P Property/Casualty Index as of January 1, 2010.  This peer group was selected to reflect the belief that performance should be measured based on companies followed by investors, and to broaden the number of companies to prevent fluctuations based on individual company results.  The performance-based target awards range from a maximum award of 200% of target paid if the TSR achieved at the end of the performance period is at the 90th percentile or higher; and a minimum award of 50% of target is paid if the TSR achieved at the end of the performance period is at the 30th percentile.  No award is paid if the TSR is below the 30th percentile.  TSR falling between the 30th and 90th percentiles is interpolated to determine the actual earned award.

The 2010 target equity awards were 70% of base salary for Mr. Chandler, 65% for Messrs. Clark and Toth, and 45% for Mr. Cummins, plus potential participation for each in a pool equal to 10% of aggregate base salaries of executives that is allocated based on the recommendations of the CEO.  For the CEO, the target award was 225% of base salary.  These target awards were selected based upon the impact and importance of the executive positions to the Company performance objectives generally, and to provide equity-based awards competitive with those made by the peer companies.

For the CEO, while his total compensation approximates the median for the benchmark peer group, the mixture of his compensation is more heavily weighted towards long-term incentive compensation (approximates the 75th percentile) than base salary (approximates the 25th percentile) to tie a significant part of his total compensation to delivery of results to investors.

The equity awards granted to the Named Executive Officers in 2010 are disclosed in the 2010 Grant of Plan-Based Awards Table on page 43, and the grant date fair value of such awards is set forth in the Summary Compensation Table on page 40.

Additional Performance-Based Compensation

Based on recommendations made by the CEO, in June 2010, the Compensation Committee made a special one-time bonus award of $60,000 to each member of the senior executive team, other than the CEO.  This award was tied to the upgrade of the Company’s ratings by A.M. Best, to A from A- for its property and casualty operations and to A- from B++ for Harleysville Life Insurance Company.  Each award consisted of a $30,000 cash bonus and 950 time-based RSUs with a grant date value of approximately $30,000 and a three-year cliff vesting schedule.

Incentive Compensation Changes for 2011

The Compensation Committee decided, with input from the CEO, to continue to make adjustments to the total compensation paid to the Named Executive Officers to bring such individuals closer to the median of the benchmark peer companies.  Along with base salary increases for the Named Executive Officers based on benchmarking data, the Compensation Committee intends to increase the target annual and long-term incentive opportunities for Messrs. Chandler, Clark and Toth.  This focus on increasing incentive-based compensation is designed to better align the pay program with the Company’s overall pay philosophy and the interests of the Named Executive Officers with the stockholders of the Company.

Equity Granting Practices

Generally, the Compensation Committee determines annual grants of equity-based awards at a regularly scheduled meeting held in the first quarter of any given year.  The Compensation Committee makes all annual equity awards to the Named Executive Officers during meetings, not by unanimous consent.  The Compensation Committee holds such regularly scheduled meetings at a consistent time during each calendar year and generally does not consider the potential for the existence of extraordinary corporate events when establishing its meeting schedule.  In addition to such annual grants, the Compensation Committee will make equity-based awards to newly hired executives or to key employees on an ad hoc basis.  If a regularly scheduled Compensation Committee meeting will occur prior to the commencement date of the new hire or promotion, the Compensation Committee may approve such award at its meeting, conditioned upon the actual employment or promotion occurring.  Otherwise, the Compensation Committee may act by unanimous written consent or by holding a telephonic meeting.

Prior to the annual equity award grants, the CEO provides input and recommendations to the Compensation Committee with respect to the equity awards to executive officers.  The Compensation Committee establishes the equity awards for the CEO and recommends approval of such awards by the independent members of the Board.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers to encourage continued stock ownership by executives and further to align the interests of the executives with the interests of stockholders.  Under these guidelines, the executive officers must beneficially own Harleysville Group stock equal to a specific multiple of base salary in order to receive additional equity awards at a level necessary to keep total compensation at the target level.  The multiple is 6.0 times base salary for the CEO and 2.5 times base salary for the other Named Executive Officers.  The current Named Executive Officers must meet the increased stock ownership guidelines by May 1, 2014.  As shown in the following table, all of the Named Executive Officers are in compliance with such stock ownership guidelines as of December 31, 2010.

Named Executive Officer	Ownership Target (Shares) (1)	Total Qualifying Shares (2)
Michael L. Browne	107,784	214,226
Arthur E. Chandler	22,795	27,872
Thomas E. Clark	18,713	30,765
Mark R. Cummins	22,403	27,933
Kevin M. Toth	18,713	22,963

(1)           Based on the closing price of the Harleysville Group common stock on December 31, 2010 of $36.74.

(2)           Qualifying shares include owned shares and outstanding Restricted Stock/RSU awards.

Other Benefits

The Company maintains various retirement and savings plans for its senior executives, and believes such programs are a necessary component of its overall compensation program.  The current retirement-focused plans are the Harleysville Retirement Savings Plus Plan, which is a defined contribution plan that is available to all employees and has both non-matching and matching Company contributions; a Non-Qualified Excess Contribution and Match Program (the Excess Plan), which is available to all officers of the Company at paygrade level 20 or higher, including the senior executives; and a Non-Qualified Deferred Compensation Plan, which is also available to all officers at paygrade level 20 or higher, including the senior executives.  The Company believes that its defined contribution plan positions it competitively in its markets.

The Company provides health and welfare benefits to its executive officers, including medical, dental, and life insurance coverage, and long-term disability benefits, holidays and vacation.  The executives receive these benefits at the same rates as other employees.  In general, the Company does not provide perquisites to its executive officers that are not offered to employees generally.

The Company also provides all employees, including the Named Executive Officers, with the ability to purchase shares of the Company’s common stock at a discount under the Employee Stock Purchase Plan (ESPP).  The ESPP allows employees to purchase shares of the Company’s common stock at a price of 85% of the lower of the fair market value of the stock at the start or end of the six-month subscription period, whichever is less, and allows for a maximum purchase of $25,000 of common stock per year.

Post-Employment Arrangements

The Company provides certain post-employment benefits as part of its overall compensation program and, as described above, believes these benefits are a necessary component of a competitive compensation package.  In 2006, the Company evaluated its retirement benefits and determined it was appropriate to cease benefit accruals under its defined benefit plans, as discussed below, in favor of enhanced Company benefits under the defined contribution plans.  The Company believes this provides employees with more flexibility and encourages retirement savings.

Deferred Compensation Plan

Executive officers are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.  The Company believes that deferred compensation plans provide executives with greater flexibility to establish savings and to engage in retirement planning.  Each executive who elects to defer compensation under the plan has a participant account established with the service provider.  The mutual fund investment options are similar to those offered in the Company’s defined contribution plan.  Such deferred compensation remains an asset of the Company, subject to a Rabbi Trust Agreement, until the participant dies, becomes permanently disabled, or otherwise terminates employment with the Company.  The Non-Qualified Deferred Compensation Table on page 49 provides information regarding the accounts of the participating Named Executive Officers under this plan.

Pension Plans

The Company maintains a qualified defined benefit plan and related Supplemental Retirement Plan (SERP) for its executive officers, including the Named Executive Officers.  The Company established the SERP to permit payout to executives of a pension benefit calculated on the full amount of their compensation, which otherwise would have been limited because of the federal limits imposed on the qualified pension plan.  Prior to March 31, 2006, a pension awarded under the pension plan was based on the highest five-year average of base salary, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which then included the Senior Management Incentive Plan annual bonus and compensation under the Long-Term Incentive Plan.  As of March 31, 2006, no additional benefits accrue under the pension plan and SERP, although participants will continue to earn vesting credit.  The Pension Benefits Table on page 48 shows the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  For participants who are married at retirement, the normal form of payment would be an actuarially reduced joint and 50% survivor annuity.

Harleysville Retirement Savings Plus Plan (Defined Contribution Plan) and Excess Plan

All regular full- and part-time employees who are scheduled to work 20 or more hours in a given week, excluding any student or intern workers who are scheduled to work for less than four months, are eligible to participate in the Company’s tax-qualified defined contribution plan, which is a long-term investment plan designed primarily to assist employees in saving for retirement.  Participating employees can defer up to 100% of their base salary each year, up to the limits established by federal law, and the Company matches such contributions up to 6% of salary.  For 2010, the matching contribution by the Company consisted of a guaranteed match of 50% up to 6% of base salary deferred.  There was no additional performance match for 2010 as the threshold combined ratio was not achieved.  The Company also makes a Company core contribution equal to 4% of base salary for all eligible employees, and these Company core contributions vest upon the employee attaining three years of service.

The Company also has established the Excess Plan to provide for company contributions on salary paid that is in excess of the annual limitation imposed by the Internal Revenue Service. Under this Plan, executives receive a 4% contribution on salary paid in excess of the annual limits for contribution under the Company’s tax-qualified defined contribution plan and an amount equal to the matching contribution made under the deferred compensation on 6% of salary paid in excess of those annual limits.

Change in Control Agreements

The Company has entered into Change in Control Agreements with the Named Executive Officers.  The Company believes these agreements are necessary to attract and retain senior executives who may face potential job loss as a result of consolidation or merger activities.  Such agreements provide the Named Executive Officers with a level of financial security that can be beneficial to their retention if the Company becomes involved in a change in control transaction and the executive loses his position.  Under these agreements, change-in-control benefits are paid in a change in control on a “double trigger” basis only, i.e., if the executive loses his or her position as a result of the change in control.  The only compensation subject to single trigger vesting on a change in control are equity-based awards, which are governed by the EIP.

The change in control events have been selected to trigger the benefits if the current control of Harleysville Group or Harleysville Mutual changes, either in respect of stockholders or incumbent directors, or in the event that some other significant change occurs in the relationship between Harleysville Group and Harleysville Mutual.

Please see pages 51-52 for a description of the Company’s Change in Control Agreements with the Named Executive Officers.

The Company does not otherwise have employment agreements with its executive officers, as it does not believe that such agreements are necessary to attract or retain key talent.

Impact of Termination of Employment or Change in Control on Outstanding Equity Awards

The Company’s equity award agreements include provisions that provide for accelerated vesting on death, disability, retirement and a change in control.  These benefits are described under the heading “Post-Employment Arrangements” on pages 50-51 of this proxy statement.

TAX CONSIDERATIONS

The Compensation Committee has considered the implications of executive compensation deductibility under the limits set forth in Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration.  The Compensation Committee views tax deductibility as an important consideration and intends to maintain deductibility where possible, but also believes that the Company’s business needs should be the most important factor in compensation design.  In addition, the Compensation Committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code.  All compensation paid to the Named Executive Officers for 2010 was fully deductible under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

This table provides compensation disclosure, for 2010, for the Named Executive Officers, who are (1) the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO); and (2) the Company’s three most highly compensated executive officers, other than the CEO and the CFO, who were serving in such capacity on December 31, 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Michael L. Browne, President & Chief Executive Officer	2010	649,615		925,757	825,827	487,108	25,800	71,777	2,985,884
	2009	630,000		932,907	803,099	587,721	23,200	79,061	3,055,988
	2008	621,923		857,797	743,051	332,091	20,500	67,945	2,643,307

Arthur E. Chandler, SVP & Chief Financial Officer	2010	335,000	30,000	196,975	148,599	183,752	5,500	23,450	923,276
	2009	330,962		145,393	125,024	210,607	4,000	29,588	845,574
	2008	311,923		103,527	89,413	150,402	3,700	34,077	693,042

Thomas E. Clark, SVP, Field Operations	2010	271,538	30,000	152,097	108,517	113,100	14,000	41,875	731,127
	2009	260,962		112,551	96,844	150,405	9,200	51,191	681,153
	2008	250,000		86,402	74,598	92,419	9,100	53,115	565,634

Mark R. Cummins, EVP, Chief Investment Officer & Treasurer (7)	2010	329,230	30,000	133,034	91,485	101,092	70,600	23,046	778,487

Kevin M. Toth, SVP, Chief Underwriting Officer	2010	271,538	30,000	172,352	126,677	126,541	2,400	40,415	769,923
	2009	260,962		112,551	96,844	169,977	1,200	23,163	664,697
	2008	250,000		94,576	81,742	114,919	1,300	27,312	569,849

(1)           Represents the cash portion of the special bonus related to the successful results of the A.M. Best-evaluation of the Company’s ratings.  See page 36 of this proxy statement.

(2)           The “Stock Awards” and “Option Awards” columns reflect the grant date fair value for all stock or option awards granted under the Equity Incentive Plan during 2008, 2009 and 2010, including the stock portion of the A.M. Best-related bonus.  These amounts are determined in accordance with FASB Accounting Standards Codification 718 (previously known as Statement of Financial Accounting Standards No. 123(R)) (ASC 718), without regard to any estimate of forfeiture for service vesting.  The amounts for 2008 have been restated to comply with new disclosure rules of the SEC.  Assumptions used in the calculation of the amounts in these columns for 2008, 2009 and 2010 are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2011.

(3)           For the 2010 performance-based RSU awards, the grant date fair value associated with maximum performance of such awards is set forth below:

Named Executive Officer	No. of Shares at Maximum Award (#)	ASC 718 Grant Date Fair Value at Maximum ($)
Michael L. Browne	23,310	1,060,372
Arthur E. Chandler	4,200	191,058
Thomas E. Clark	3,070	139,654
Mark R. Cummins	2,590	117,819
Kevin M. Toth	3,580	162,854

(4)           The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the SEIP in 2009 and 2010 and under the Senior Management Incentive Plan (SMIP) in 2008.  The bonuses listed were earned for the fiscal year reported, but were paid in the subsequent year.

(5)           This column represents the change in values under the pension plan and SERP.  The change in benefit values from January 1, 2010 to December 31, 2010, from an actuarial perspective, for each Named Executive Officer under the pension plan and SERP, respectively, are: $8,600 and $17,200 for Mr. Browne; $3,900 and $1,600 for Mr. Chandler; $13,500 and $500 for Mr. Clark; $43,600 and $27,000 for Mr. Cummins; and $2,400 and $0 for Mr. Toth.  The relatively high change in values for Mr. Cummins reflects his long tenure with the Company.  Assumptions used in the calculation of these amounts for 2008, 2009, and 2010 are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2011.

(6)           For the fiscal year ended December 31, 2010, the aggregate amount in “All Other Compensation” consists of the following compensation:

Named Executive Officer	Retirement Savings Plus Plan Contributions (Defined Contribution Plan) ($)	Non-Qualified Excess Contribution and Match Program Contributions ($)	Other ($)
Michael L. Browne	16,960	28,514	26,303
Arthur E. Chandler	16,890	6,560
Thomas E. Clark	16,904	2,104	22,867
Mark R. Cummins	16,910	6,136
Kevin M. Toth	17,150	1,858	21,407

The “Retirement Savings Plus Plan Contributions (Defined Contribution Plan)” amounts include a Company contribution of 4% of base salary, as well as a Company guaranteed match of 50% and a Company performance match of 0%.  The matching contributions are made on percentages of base salary deferred by the executives, up to 6% of base salary, and all contributions are subject to the annual limitations on compensation imposed by the IRS for qualified plans (IRS compensation limits).  The Company guaranteed match was paid and earned in 2010.

The “Non-Qualified Excess Contribution and Match Program Contributions” column consists of a matching contribution equal to the sum of the company contribution and guaranteed match of up to 6% of base salary in excess of IRS compensation limitations.

For Mr. Browne, the “Other” compensation in the above table represents a reimbursement of $26,303 in expenses associated with business trips and work-related events that did not meet the tax-deduction qualifications under the Internal Revenue Code regulations, including spousal expenses and a tax gross-up.  For Mr. Clark, the “Other” compensation in the above table includes $6,460, which represents the incremental cost for the personal use of a Company car, and $16,407 in expenses associated with business trips and work-related events that did not meet the tax-deduction qualifications under the Internal Revenue Code regulations, including spousal expenses, and a tax gross-up.  For Mr. Toth, the “Other” compensation in the above table represents $21,407 in expenses associated with business trips and work-related events that did not meet the tax-deduction qualifications under the Internal Revenue Code regulations, including spousal expenses, and a tax gross-up.

(7)           Mr. Cummins was not a Named Executive Officer in the Company’s proxy statement in 2008 or 2009.  Therefore, the Summary Compensation Table sets forth the required disclosures with respect to Mr. Cummins’ compensation in 2010 only.  Please see page 25 for Mr. Cummins’ biographical information.

2010 GRANT OF PLAN-BASED AWARDS TABLE

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#) (3)	(#) (4)	($/Sh)	($) (5)
Michael L. Browne	2/18/10	252,000	504,000	1,008,000	5,827	11,655	23,310				530,186
	2/18/10							11,655			395,571
	2/18/10								120,735	33.94	825,827
Arthur E. Chandler	2/18/10	92,125	184,250	368,500	1,050	2,100	4,200				95,529
	2/18/10							2,100			71,274
	6/8/10							950			30,172
	2/18/10								21,725	33.94	148,599
Thomas E. Clark	2/18/10	72,875	145,750	291,500	767	1,535	3,070				69,827
	2/18/10							1,535			52,098
	6/8/10							950			30,172
	2/18/10								15,865	33.94	108,517
Mark R. Cummins	2/18/10	57,615	115,231	230,461	647	1,295	2,590				58,910
	2/18/10							1,295			43,952
	6/8/10							950			30,172
	2/18/10								13,375	33.94	91,485
Kevin M. Toth	2/18/10	72,875	145,750	291,500	895	1,790	3,580				81,427
	2/18/10							1,790			60,753
	6/8/10							950			30,172
	2/18/10								18,520	33.94	126,677

(1)           The amounts in these columns represent the potential payouts under the 2010 SEIP awards.  Please see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for the actual 2010 SEIP payouts to the Named Executive Officers.

(2)           The amounts in these columns represent the potential payouts to the Named Executive Officers under the performance-based Restricted Stock Unit component of their annual equity compensation granted under the Equity Incentive Plan.  Forfeiture restrictions will lapse and awards will vest after the end of a three-year performance period if the Named Executive Officer remains continuously employed on the vesting date and the required performance goals for the performance period have been met.  In the event of a change in control, the forfeiture restrictions on these performance-based awards will lapse at target.

(3)           The “All Other Stock Awards” column includes the following time-based awards:  Restricted Stock Unit awards for all the Named Executive Officers as part of their annual equity compensation granted under the Equity Incentive Plan and special Restricted Stock Unit awards for Messrs. Chandler, Clark, Cummins, and Toth in recognition of the successful results of the evaluation by A.M. Best of the Company’s ratings.  See page 36 for a discussion of the A.M. Best award.  Forfeiture restrictions on both sets of awards will lapse and awards will vest on the third anniversary of the date of grant if the Named Executive Officer remains continuously employed on the vesting date.  In the event of a change in control, the forfeiture restrictions on these time-based awards will lapse fully.

(4)           The “All Other Option Awards” column represents Non-Qualified Stock Options granted under the Equity Incentive Plan.  The options will vest and become exercisable in three installments of one-third each on the first, second, and third anniversary of the date of grant.  In the event of a change in control, any unvested Stock Options will vest.

(5)           The “Grant Date Fair Value” for the performance-based Restricted Stock Unit awards is based on an ASC 718 value of $45.49 per share.  The “Grant Date Fair Value” for the annual time-based Restricted Stock Unit awards is $33.94 per share.  The “Grant Date Fair Value” for the A.M. Best time-based Restricted Stock Unit awards is $31.76 per share.

The “Grant Date Fair Value” for the Stock Option awards was determined by using the Black-Scholes option pricing model.  The dividend yield assumption was 3.83%; the expected volatility assumption was 29.32%; the risk-free interest rate assumption was 2.79%; and the expected life assumption was 5.5 years.  These numbers are calculated based on the disclosure requirements and do not reflect Harleysville Group’s estimate of future stock price growth.  Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group’s common stock, which will be determined by future events and unknown factors.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized Upon Vesting ($) (2)
Michael L. Browne (1)	186,498	1,840,319	—	—
Arthur E. Chandler	17,230	135,342	4,320	151,330
Thomas E. Clark	38,622	253,049	4,320	151,330
Kevin M. Toth	21,633	236,162	4,320	151,330

(1)           The number of shares acquired on exercise by Mr. Browne includes 10,000 acquired through stock option awards that were made to him in his capacity as a non-employee director in 2000, 2001, 2002, and 2003.

(2)           The numbers in these columns represent restricted stock granted to Messrs. Chandler, Clark, and Toth on February 21, 2007 as special retention awards, which vested on February 21, 2010 following three-year restriction periods.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards					Stock Awards and RSUs
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (3) (4)
Michael	81,820	—	—	34.760	2/21/2017	—	—	—	—
Browne	65,873	32,937	—	34.500	3/04/2018	—	—	—	—
	47,213	94,427	—	29.180	2/19/2019	—	—	—	—
	—	120,735	—	33.940	2/18/2020	80,026	2,940,155	22,040	809,750
								16,021	588,612
								17,482	642,289
Arthur	10,290	—	—	34.760	2/21/2017	—	—	—	—
Chandler	7,926	3,964	—	34.500	3/04/2018	—	—	—	—
	—	14,700	—	29.180	2/19/2019	—	—	—	—
	—	21,725	—	33.940	2/18/2020	10,875	399,548	2,660	97,728
								2,496	91,703
								3,150	115,731
Thomas	8,520	—	—	34.760	2/21/2017	—	—	—	—
Clark	6,613	3,307	—	34.500	3/04/2018	—	—	—	—
	5,693	11,387	—	29.180	2/19/2019	—	—	—	—
	—	15,865	—	33.940	2/18/2020	9,020	331,395	2,220	81,563
								1,932	70,982
								2,302	84,575
Mark	16,148	—		26.360	5/23/2011	—	—	—	—
Cummins	17,148	—		27.200	5/22/2012	—	—	—	—
	8,074	—		23.209	5/20/2013	—	—	—	—
	16,148	—		19.200	2/25/2014	—	—	—	—
	16,200	—		21.250	2/23/2015	—	—	—	—
	7,210	—		29.390	4/26/2016	—	—	—	—
	6,290	—		34.760	2/21/2017	—	—	—	—
	4,820	2,410		34.500	3/4/2018	—	—	—	—
	3,455	6,910		29.180	2/19/2019	—	—	—	—
	—	13,375		33.940	2/18/2020	6,985	256,629	1,620	59,519
								1,175	43,170
								1,942	71,349
Kevin	8,520	—	—	34.760	2/21/2017	—	—	—	—
Toth	7,246	3,624	—	34.500	3/04/2018	—	—	—	—
	—	11,387	—	29.180	2/19/2019	—	—	—	—
	—	18,520	—	33.940	2/18/2020	9,160	336,538	2,430	89,278
								1,932	70,982
								2,685	98,647

(1)                                  The unvested Non-Qualified Stock Options held by the Named Executive Officers as of December 31, 2010 vest as follows:

Named Executive Officer	Vest 02/18/11	Vest 02/19/11	Vest 03/04/11	Vest 02/18/12	Vest 02/19/12	Vest 02/18/13
Michael L. Browne	40,245	47,213	32,937	40,245	47,214	40,245
Arthur E. Chandler	7,241	7,350	3,964	7,242	7,350	7,242
Thomas E. Clark	5,288	5,693	3,307	5,288	5,694	5,289
Mark R. Cummins	4,458	3,455	2,410	4,458	3,455	4,459
Kevin M. Toth	6,173	5,693	3,624	6,173	5,694	6,174

(2)                                  The vesting schedule for the time-based Restricted Stock/RSU awards held by the Named Executive Officers is as follows:

Named Executive Officer	Number of Shares	Award Type	Date of Vesting
Michael L. Browne	11,020	RSU	March 4, 2011
	20,630	RS	April 26, 2011
	13,635	RSU	February 19, 2012
	17,440	RSU	February 21, 2012
	11,655	RSU	February 18, 2013
	5,646	RS	April 2019
Arthur E. Chandler	1,330	RS	March 4, 2011
	2,170	RS	April 26, 2011
	2,125	RS	February 19, 2012
	2,200	RS	February 21, 2012
	2,100	RSU	February 18, 2013
	950	RSU	June 8, 2013
Thomas E. Clark	1,110	RS	March 4, 2011
	1,960	RS	April 26, 2011
	1,645	RS	February 19, 2012
	1,820	RS	February 21, 2012
	1,535	RSU	February 18, 2013
	950	RSU	June 8, 2013
Mark R. Cummins	810	RS	March 4, 2011
	1,590	RS	April 26, 2011
	1,000	RS	February 19, 2012
	1,340	RS	February 21, 2012
	1,295	RSU	February 18, 2013
	950	RSU	June 8, 2013
Kevin M. Toth	1,215	RS	March 4, 2011
	1,740	RS	April 26, 2011
	1,645	RS	February 19, 2012
	1,820	RS	February 21, 2012
	1,790	RSU	February 18, 2013
	950	RSU	June 8, 2013

(3)                                 The “Market Value” is based on a closing market price of $36.74 on December 31, 2010.

(4)                                  Represents the performance-based awards granted (a) in 2008 at the actual payout amount, based on a TSR of the 90th percentile, (b) in 2009 at an interpolated amount between target and maximum, based on a TSR of the 57th percentile, and (c) in 2010 at an interpolated amount between threshold and target, based on a TSR of the 70th percentile.  For the 2009 and 2010 awards, the TSR percentiles are based on projected payouts as of December 31, 2010.  The performance periods for these performance-based awards are:

Named Executive Officer	Number of Interpolated Shares at 12/31/2010	Number of Shares at Target	Award Type	Performance Period Ends
Michael L. Browne	22,040	11,020	RSU	December 31, 2010
	16,021	13,635	RSU	December 31, 2011
	17,482	11,655	RSU	December 31, 2012
Arthur E. Chandler	2,660	1,330	RS	December 31, 2010
	2,496	2,125	RS	December 31, 2011
	3,150	2,100	RSU	December 31, 2012
Thomas E. Clark	2,220	1,110	RS	December 31, 2010
	1,932	1,645	RS	December 31, 2011
	2,302	1,535	RSU	December 31, 2012
Mark R. Cummins	1,620	810	RS	December 31, 2010
	1,175	1,000	RS	December 31, 2011
	1,942	1,295	RSU	December 31, 2012
Kevin M. Toth	2,430	1,215	RS	December 31, 2010
	1,932	1,645	RS	December 31, 2011
	2,685	1,790	RSU	December 31, 2012

PENSION BENEFITS TABLE

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael L. Browne	Pension Plan	2.25	89,500	—
	SERP	2.25	179,500	—
Arthur E. Chandler	Pension Plan	1.25	28,400	—
	SERP	1.25	12,000	—
Thomas E. Clark	Pension Plan	5.67	86,700	—
	SERP	5.67	3,600	—
Mark R. Cummins	Pension Plan	14.25	316,500	—
	SERP	14.25	195,800	—
Kevin M. Toth	Pension Plan	1.25	11,400	—
	SERP	—	—	—

The Company maintains a qualified pension plan and related SERP for its executives, including the Named Executive Officers.  No additional benefits accrue under the pension plan or SERP after March 31, 2006, but participants will continue to earn vesting credit.  Benefits accrued under the plans as of March 31, 2006 will be paid in accordance with the terms of the pension plan and SERP. Prior to March 31, 2006, a pension awarded under the pension plan was based on the highest five-year average of base salary as defined in the pension plan, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which included the annual bonus and long-term-incentive plan compensation.

The foregoing table shows the present value of the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  The present values have been determined assuming benefits commence as of each individual’s earliest retirement age at which they are entitled to unreduced benefits.  For the pension plans, this is the individual’s normal retirement date, the later of age 65 and the fifth anniversary of participation in the pension plan.  Additionally, the present values have been determined using the same actuarial assumptions that have been used for financial disclosure requirements for the pension plan.  Specifically, this includes a post-retirement mortality assumption of the RP2000 Mortality Tables projected to 2013 for healthy males and females and a discount rate of 5.50% as of December 31, 2010.  No pre-retirement decrement assumptions have been reflected in the present values.

All the Named Executive Officers are now fully vested in the qualified pension plan.  Currently, Mr. Browne is fully vested in his SERP benefits.  Messrs. Chandler, Clark, and Cummins are not currently entitled to a SERP benefit, but will be entitled to receive benefits under the SERP if they continue to be employed until attaining age 55 and five years of service, and then will receive the benefits accrued as of March 31, 2006, as described above.  Mr. Toth does not have any accrued benefits under the SERP because his earnings were not in excess of the Internal Revenue Code Section 401(a)(17) limit as of March 31, 2006, and therefore, he does not meet the SERP’s eligibility requirements.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Named Executive Officer	Executive Contributions in 2010 ($)	Company Contributions in 2010 ($) (1)	Aggregate Earnings in 2010 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($) (3)
Michael L. Browne	—	31,886	51,338	—	419,014
Arthur E. Chandler	—	7,313	5,449	—	45,822
Thomas E. Clark	—	2,244	2,508	—	23,969
Mark Cummins	—	6,874	31,981	—	222,856
Kevin M. Toth	—	1,998	1,904	—	13,004

(1)  The “Company Contributions in 2010” column consists of Company contributions under the Non- Qualified Excess Contribution and Match Program (the Excess Plan).  The contributions include a guaranteed match that was paid and earned in 2010.  The contributions pay at the same rate as paid under the Company’s Retirement Savings Plus Plan (Defined Contribution Plan).  Please see pages 37 and 39 for a description of the Excess Plan.

(2)  The “Aggregate Earnings in 2010” column reflects the investment income earned in the participant’s deferred compensation account, including the change in market value in the account in 2010.  For Mr. Browne, this amount includes the aggregate earnings in 2010 in the Company’s Corporate Owned Life Insurance (COLI) account on his behalf during his tenure as CEO ($10,390) and the aggregate earnings in 2010 in his employee deferred compensation account ($40,948).  The COLI plans were offered to directors as a way to defer compensation and Mr. Browne continued in active COLIs after becoming CEO in February 2004.  The last COLI ended in 2007.

(3)  For Mr. Browne, the “Aggregate Balance at December 31, 2010” column includes the balance in his employee’s COLI account ($140,263) and the balance in his account under the Non-Qualified Deferred Compensation Plan ($278,751).

POST-EMPLOYMENT ARRANGEMENTS

General

As discussed in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with its Named Executive Officers.  In addition, there are no established severance plans or arrangements in the event of voluntary termination of employment by the executive or termination without cause by the Company.

Death and Disability

The Company provides disability and life insurance benefits in the event of termination of employment because of death or disability.  These plans are broad-based plans applicable to all full-time employees.  The Equity Incentive Plan provides for vesting of some equity awards upon death or disability, and certain extended periods to exercise vested equity awards upon death or disability.  Stock Options that have been held for at least six months become immediately exercisable upon an executive officer’s death or disability, and can be exercised for one year following the termination of employment.  The restrictions lapse for Restricted Stock and RSU awards upon death or disability of the executive officer.

Retirement

As described on page 38 of this proxy statement, the Company provides pension and SERP benefits to eligible employees and provides all employees with the ability to participate in the Retirement Savings Plus Plan.  In addition, Stock Options that have been held for at least six months become immediately exercisable upon an executive officer’s retirement, and can be exercised for one, two, or five years after retirement, depending upon the age of the participant at retirement, and the years of continuous service prior to such retirement.  Under the Equity Incentive Plan, unless the Compensation Committee provides otherwise, all restrictions on Restricted Stock/RSU awards to the senior executives lapse:  (1) upon retirement, after attaining age 65 with at least five years of continuous service; or (2) on a pro-rata basis, upon retirement, after attaining age 55 with at least 10 years of continuous service or attaining age 62 with at least five years of continuous service (except for the performance-based Restricted Stock and RSUs, which vest at the end of the performance period, if performance goals are met).

The Company believes these retirement benefits are a valuable retention tool for its employees, including the Named Executive Officers, because they incent employees to remain with the Company through normal or early retirement, leading to the provision of at least five years of service to the Company.

Change in Control

Equity Incentive Plan

In the event of a merger, consolidation, or other change in control of Harleysville Group or Harleysville Mutual, all outstanding Stock Options become vested and immediately exercisable, and the forfeiture restrictions on Restricted Stock/RSU awards lapse.  For the performance-based awards, the forfeiture restrictions lapse on the number of shares at target.  This acceleration is “single trigger” in that it occurs when the change of control occurs, and does not require termination of employment to be effected.  For executive officers, this accelerated vesting upon a change in control will only occur if the change in control is compliant with Section 409A of the Internal Revenue Code.  This acceleration is set forth in the Equity Incentive Plan and applies to all awards made under such plan.  The definition of a change in control is set forth below.  The Company believes this acceleration benefit is important to provide assurance that long-term equity awards will not be forfeited upon an event outside the control of the participant.

Change in Control Agreements

The Company has entered into an agreement with each Named Executive Officer that provides for compensation to be paid if both a “change in control” of Harleysville Group or Harleysville Mutual occurs and the Named Executive Officer’s employment is subsequently terminated (either by the Company without “cause” or by the Named Executive Officer for “good reason”).  The agreements define “cause” as a failure by the Named Executive Officer to perform his duties or willful conduct that injures the Company, and define “good reason” as a substantial change in the status of the Named Executive Officer’s role with Harleysville Group, including a diminution of responsibilities, reduction in pay, failure to continue comparable incentive plans, or a change of place of employment.  In order for the termination to trigger the payment obligations, such termination must occur within three years after a change in control for Mr. Browne or within two years after a change in control for the other Named Executive Officers.

A “change in control” will occur under these agreements: (a) subject to several exceptions, upon the acquisition of beneficial ownership of more than 20% of the voting securities of the Company by any person other than Harleysville Mutual at any time when Harleysville Mutual does not own at least a majority of the Company’s voting securities; (b) if, during any rolling 24 month period, persons who were directors of the Company or Harleysville Mutual, as the case may be, cease to constitute a majority of the directors of such company (including, for such purpose as members of such board at the beginning of such period persons whose nomination or appointment to such board was approved by a vote of at least two-thirds of the incumbent directors); (c) a merger to which the Company is a party unless (i) the Company’s stockholders prior to the merger own more than 50% of the survivor of the merger in substantially the same proportion as they held voting securities of the Company prior to the merger, (ii) no person acquires more than 50% of the voting securities of the survivor in the merger, except to the extent such person owned such a percentage of the Company prior to the merger, and (iii) at least a majority of the members of the board of the survivor were members of the board of the Company that approved the transaction (for purposes of the foregoing, a new parent company of the Company is included in the term “survivor”); (d) Harleysville Mutual affiliates with a third party and persons who were members of the board of the Company prior to such affiliation cease to constitute at least two-thirds of the members of the board of the Company following such affiliation; (e) the stockholders of the Company and all necessary regulatory authorities approve the liquidation of the Company; (f) a person acquires control reportable under the SEC’s tender offer rules; or (g) the Company or Harleysville Mutual enters into a management agreement with a third party who obtains through such agreement the power to direct the management and policies of the Company or Harleysville Mutual (but only if, at such time, Harleysville Mutual owns at least 20% of the voting power of the Company).

If a change in control occurs, and the Named Executive Officer has a qualifying termination event as described above (referred to as a “double trigger” event), the severance compensation to be paid to Mr. Browne, as CEO, is 2.99 times, and the compensation to be paid to the other Named Executive Officers is two times, the sum of annual base salary and the average annual incentive target awards over the past three years.  The Change in Control Agreements also contain a full “gross up” benefit, entitling the Named Executive Officers to receive funds to pay any resulting excise tax payable as a result of the compensation if such excise tax is incurred under the applicable Internal Revenue Code sections (Section 4999 and 280G), and payment of any legal fees incurred as a result of the termination.  In addition, the Named Executive Officers will continue to be eligible to participate in health and welfare benefit plans comparable to those received prior to the change in control, for up to three years for Mr. Browne and for two years for the other Named Executive Officers.  Such payments would be made in a lump sum within 30 days after the date of termination, with the exception of “Benefits Continuation.”

The current Change in Control Agreements expire on December 31, 2011, and will be automatically renewed for an additional year unless the Company gives notice of non-renewal not later than twelve months prior to the expiration date of any scheduled renewal.

Post-Employment Benefits

The table below sets forth the compensation that would be paid to the Named Executive Officers at various post-employment events, assuming that such event had occurred on December 31, 2010.  In addition to the payments listed in the table, each of the Named Executive Officers who participates in the Company’s Non-Qualified Deferred Compensation Plan, or has other deferred compensation accounts, would be entitled to receive a payout of his outstanding account balances, in accordance with the plan and the elections made by the participant, and any vested pension benefits would be paid.  Please see pages 49 and 57 of this proxy statement for the account balances at December 31, 2010.

POST-EMPLOYMENT BENEFITS

Named Executive Officer	Benefit	Death or Disability (1) (2) ($)	Early Retirement (2) (3) ($)	Normal Retirement (2) (3) ($)	Change In Control (Single Trigger) (4) ($)	Change In Control Agreement (Double Trigger) (5) ($)
Michael L. Browne	Severance	—	—	—	—	3,333,792
	Stock Awards	2,732,721	1,994,872	2,732,721	4,066,751	—
	Options	1,125,705	1,125,705	1,125,705	1,125,705	—
	Benefit Continuation	—	—	—	—	127,603
	Excise Taxes	—	—	—	—	—
	Pension	—	89,300	89,500	—	(6)
	SERP	—	179,100	179,500	—	(6)
	Total	3,858,426	3,388,977	4,127,426	5,192,456	3,461,395
Arthur E. Chandler	Severance	—	—	—	—	996,731
	Stock Awards	399,548	256,131	399,548	603,638	—
	Options	180,841	180,841	180,841	180,841	—
	Benefit Continuation	—	—	—	—	62,491
	Excise Taxes	—	—	—	—	—
	Pension	—	28,900	28,400	—	(6)
	SERP	—	—	—	—	—
	Total	580,389	465,872	608,789	784,479	1,059,222
Thomas E. Clark	Severance	—	—	—	—	811,551
	Stock Awards	331,395	214,274	331,395	489,009	—
	Options	137,915	137,915	137,915	137,915	—
	Benefit Continuation	—	—	—	—	62,374
	Excise Taxes	—	—	—	—	—
	Pension	—	88,000	86,700	—	(6)
	SERP	—	—	—	—	—
	Total	469,310	440,189	556,010	626,924	873,925
Mark R. Cummins	Severance	—	—	—	—	888,920
	Stock Awards	256,629	161,031	256,629	370,707	—
	Options	95,088	95,088	95,088	95,088	—
	Benefit Continuation	—	—	—	—	66,965
	Excise Taxes	—	—	—	—	—
	Pension	—	321,200	316,500	—	(6)
	SERP	—	—	—	—	—
	Total	351,717	577,319	668,217	465,795	955,885
Kevin M. Toth	Severance	—	—	—	—	811,551
	Stock Awards	336,538	212,868	336,538	507,379	—
	Options	146,059	146,059	146,059	146,059	—
	Benefit Continuation	—	—	—	—	57,852
	Excise Taxes	—	—	—	—	—
	Pension	—	11,500	11,400	—	(6)
	SERP	—	—	—	—	—
	Total	482,597	370,427	493,997	653,438	869,403

(1)                                  Represents the value of Stock Options and time-based Restricted Stock/RSU awards that become exercisable or vest upon death or disability.

(2)                                  In the event of termination of employment because of death, disability, or Normal Retirement, all performance-based Restricted Stock/RSU awards will continue to exist and will be paid in full at the end of the performance period if the applicable performance goal is achieved.  Upon an Early Retirement, all performance-based Restricted Stock/RSU awards will continue to exist and will be paid, on a pro rata basis, based upon the date of Early Retirement, at the end of the performance period if the applicable performance goal is achieved.  The values of performance-based awards are not included in this table.

(3)                                  Mr. Browne was the only Named Executive Officer who was eligible at December 31, 2010 for Early Retirement under the pension plan; none of the Named Executive Officers were eligible for Normal Retirement under the pension plan at December 31, 2010.  Under the pension plan, a participant is eligible for Early Retirement at 55 years of age with five years of vesting service, and is assumed to accrue an additional year of vesting service (1,000 hours) after 26 weeks of service from his or her anniversary date.  Mr. Browne was eligible for Early Retirement under the pension plan in September 2008, and the other Named Executive Officers will be eligible for Early Retirement as follows: Arthur E. Chandler — January 2012; Thomas E. Clark — March 2016; Mark R. Cummins — November 2011; and Kevin M. Toth — September 2028.

The numbers reflected in the “Early Retirement” and “Normal Retirement” columns include pension benefits that would be payable to the Named Executive Officers, as Mr. Browne is vested in the pension plan and SERP and Mr. Chandler, Mr. Clark, Mr. Cummins, and Mr. Toth are vested in the pension plan.  Such payments would not be made until the officer has retired after reaching the applicable retirement age trigger.  Please see the Pension Benefits Table and accompanying notes on page 48 for a discussion of the present value of the accumulated benefits under the pension plan and SERP for the Named Executive Officers.

Under the Equity Incentive Plan, the Named Executive Officers are eligible for Early Retirement at 55 years of age with 10 years of continuous service or at 62 years of age with five years of continuous service.  Mr. Browne was eligible for Early Retirement in February 2009.  The other Named Executive Officers’ eligibility for Early Retirement under the Equity Incentive Plan is as follows:  Arthur E. Chandler — April 2015; Thomas E. Clark — February 2016; Mark R. Cummins — October 2011; and Kevin M. Toth — August 2028.  Please see pages 50-51 for a discussion of the vesting and extension of the exercise period for Stock Options upon retirement, and the lapse of forfeiture restrictions for Restricted Stock/RSU awards.

(4)                                  The “Change in Control (Single Trigger)” column quantifies the value to the Named Executive Officers of the acceleration of outstanding unvested equity awards under the Equity Incentive Plan.  Under the Equity Incentive Plan, all then outstanding but unvested Stock Option, Restricted Stock, and RSU awards will vest, and all forfeiture restrictions will lapse; provided that the forfeiture restriction lapse is at target for all performance-based Restricted Stock/RSU awards.  If a change in control of the Company or Harleysville Mutual occurs, the outstanding equity awards then held by the Named Executive Officers are impacted, regardless of whether their employment is terminated in connection with that change in control.

(5)                                  The “Change in Control Agreement (Double Trigger)” column represents the payments or benefits each Named Executive Officer would receive upon a qualifying termination event, under his Change in Control Agreement, in addition to those payments listed under the “Change in Control (Single Trigger)” column.  The payments include salary and bonus severance payments and health and welfare plan benefit continuation for designated periods.  The amount indicated for “Benefits Continuation” represents the value of such payments.  Such amount does not include any conversion cost that may be incurred as a result of the termination of the Named Executive Officer’s employment with respect to life insurance and disability policies.  The Change in Control Agreements provide for the payment of excise tax “gross-ups” if the compensation paid to the Named Executive Officer exceeds the Internal Revenue Code Section 280G “golden parachute” amount.  Such excise tax gross up benefit is not triggered by the amounts payable to the Named Executive Officers in the table above.

(6)                                  The Named Executive Officer would also receive his pension benefits upon reaching the applicable retirement age.

ASSESSMENT OF OVERALL COMPENSATION RISK

The Company has a separately designated Risk Committee of the Board of Directors, which consists of five independent directors and Michael Browne.  At least one member of the Audit Committee and Compensation Committee serve on the Risk Committee.  As part of its responsibilities, the Risk Committee evaluates the Company’s overall compensation polices and programs applicable to all employees, including the Named Executive Officers, to assess whether such compensation programs could lead to actual or potential risks to the Company.  Management prepares and delivers to the Risk Committee, on an annual basis, a summary of all such compensation policies and programs, including the parameters used to construct the annual and long-term incentive awards or bonuses for employees, and provides a summary of that report to the Compensation Committee.  The Risk Committee then assesses such compensation risk element in the context of its overall enterprise risk evaluation.  The determinations of the Risk Committee are then reported to the Board of Directors.  For 2010, the results of this evaluation were that the current Company compensation policies and programs do not lead to actual or potential risks that could have a material adverse effect on the Company, taken as a whole.

DIRECTOR COMPENSATION

The Company pays each non-employee director cash-based fees, including an annual retainer, per meeting- and committee-based fees, and issues Deferred Stock Units with a value of $50,000 to each non-employee director continuing in office at each annual meeting.  The following provides details regarding this non-employee director compensation for 2010.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Barbara A. Austell	66,000	49,847	—	—	115,847
W. Thacher Brown	84,500	49,847	—	—	134,347
G. Lawrence Buhl	83,500	49,847	—	—	133,347
Mirian M. Graddick-Weir	82,000	49,847	—	—	131,847
William Gray	58,000	49,847	—	—	107,847
Jerry S. Rosenbloom	81,000	49,847	—	—	130,847
William W. Scranton III	168,250	49,847	—	—	218,097
William E. Storts	80,000	49,847	—	—	129,847

(1)                          Please see the Summary Compensation Table and the tables that follow it beginning on page 40 of this proxy statement for disclosure regarding the compensation paid to Michael Browne as CEO of the Company.  Mr. Browne does not receive any additional compensation for service on the Board of Directors.

(2)                          The following chart shows the schedule of non-employee directors’ cash fees for 2010.

Type of Compensation	Amount ($)
Annual Retainer	35,000
Additional Monthly Retainer for Non-Executive Chairman	6,250
Board Attendance Fee per Meeting	2,000
Committee Attendance Fee per Meeting	1,500/2,000
Annual Retainer for Committee Chair	8,000/12,000/16,000

In 2010, the Chair of the Audit Committee and the Chair of the Compensation and Personnel Development Committee received an annual retainer of $16,000 and $12,000, respectively; the Chairs of the other Committees received an annual retainer of $8,000.  The 2010 Committee meeting fees per meeting for Committee members was $2,000 for Audit Committee members and $1,500 for all other Committee members.  Directors are reimbursed for out-of-pocket expenses.  A non-employee director who serves on both the Harleysville Group and Harleysville Mutual boards receives only one retainer and, if the boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee.  In either situation, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.  Effective as of April 1, 2010, the additional monthly retainer for the non-executive chairman was decreased from $8,333 to $6,250.

Board members may defer receipt of some or all of their Board and Committee fees under the Directors’ Standard Deferred Compensation Plan or, in prior years, the directors’ COLI Plan.  The directors’ COLI Plan was offered every four years to each director a few months before the beginning of the first year of the plan.  In order to defer compensation pursuant to the COLI Plan, the director was required to commit to a four-year deferral of an identified portion of his or her fees and was required to consent to having his or her life insured by the Company, with the Company being the owner and beneficiary of the policy.  Upon retirement from the Board, the participants were entitled to receive the deferred fees plus the interest earned.  The Company established the COLI plans in 1988, and the last plan period began in 2004.  Michael L. Browne had been a participant in these plans since 1988, when he was a director, and continued in the 2004-2007 COLI Plan when he became CEO in February 2004; W. Thacher Brown had participated in the COLI Plan since 1996; and William E. Storts participated in the 2004-2007 COLI Plan.  The Company elected not to initiate a new four-year plan in December 2007, and therefore, directors are currently not able to defer their compensation under a COLI Plan.

In 2010, Ms. Graddick-Weir deferred $80,500 from her fees; Mr. Gray deferred $58,000 from his fees; and no other non-employee directors deferred their fees.  As of December 31, 2010, the balances in the deferred compensation accounts of the directors who have elected to defer fees under either the Standard Deferred Compensation Plan or the COLI Plans were: Mr. Brown - $663,522; Mr. Browne - $2,309,559; Mr. Gray - $180,000; Ms. Graddick-Weir - $322,295; Dr. Rosenbloom - $78,797; and Mr. Storts - $150,429.

(3)                                  In April 2010, each non-employee director received a grant of Deferred Stock Units equal to a value of $50,000 on the date of grant under the Amended and Restated Directors’ Equity Compensation Plan.  A Deferred Stock Unit is the right to receive, without payment to the Company, one share of common stock of the Company.  Upon termination of service, a non-employee director will receive shares of common stock equal to the Deferred Stock Units in his or her account.  The Deferred Stock Units have a dividend equivalent feature, which provides for payment of cash dividends when and if cash dividends are paid on the outstanding common stock.

The amount in the “Stock Awards” column represents the grant date fair value, calculated in accordance with ASC 718, of the Deferred Stock Unit awards granted under the Amended and Restated Directors’ Equity Compensation Plan.

COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE REPORT

The Compensation and Personnel Development Committee has reviewed and discussed the Compensation Discussion and Analysis, as set forth on pages 27-39 of this proxy statement, with management of the Company.  Based on such review and discussions, the Compensation and Personnel Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and included in this proxy statement.

Submitted by the Compensation and Personnel Development Committee:

Mirian M. Graddick-Weir, Chair

W. Thacher Brown

Jerry S. Rosenbloom

William W. Scranton III

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Company reviews, in advance of entering into any transaction or business relationship with a director, director nominee, executive officer, or Harleysville Mutual, the parameters of such transaction, and whether such transaction or business relationship could cause a potential conflict of interest between the Company and such other participant, or could lead to an arrangement that would not be commercially reasonable for the Company.  This review is performed first by management and then, to the extent a potential issue is identified, by the Board of Directors of the Company.  In making this assessment, management and the Board are guided by the requirements of Item 404(a) of Regulation S-K under the SEC rules, relating to related person transactions, and other SEC guidance on related person transactions, the guidance of the NASDAQ corporate governance rules, including director independence requirements, and the Company’s Conflict of Interest, Code of Ethics and Corporate Governance policies.  Because of the frequent transactions and business relationships between the Company and Harleysville Mutual, the Board has established a separate Committee, the Coordinating Committee, to review all material transactions between the Company and Harleysville Mutual.  The Coordinating Committee is comprised of individuals who are solely on the Board of the Company or solely on the Board of Harleysville Mutual, plus a non-voting Chair who is a director of both companies.  Transactions are not approved unless at least two directors from each company have approved the transaction.

The Company’s related person transaction procedures are not separately recorded in a policy, but are incorporated into the corporate governance policies described above.

Transactions with Harleysville Mutual

Harleysville Group was formed by Harleysville Mutual in 1979.  It was a wholly owned subsidiary of Harleysville Mutual until May 1986, when Harleysville Mutual sold shares of Harleysville Group’s common stock in a public offering.  Harleysville Mutual’s ownership of Harleysville Group’s outstanding common stock was reduced from 100% to approximately 70% at that time.  As of December 31, 2010, Harleysville Mutual’s ownership was approximately 54%.  Harleysville Group’s operations are interrelated with the operations of Harleysville Mutual.  Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized below, have been fair to Harleysville Group (as well as to Harleysville Mutual) and at least as favorable to Harleysville Group as those terms that could have been negotiated with an independent third party.

Under a Lease Agreement, amended effective January 1, 2005, Harleysville Mutual rented the home office property from a partnership, comprised of Harleysville Group and two of its wholly owned subsidiaries, for a five-year term, which was subsequently extended through 2010, at a base rent of $3,959,789 per year.  Effective January 1, 2011, the term of the Lease Agreement was again extended through December 31, 2011 under the same terms and conditions as under the expiring term.  Harleysville Mutual also may pay additional rent, based on a formula, for any additions, improvements, or renovations.  There was an additional rental payment of $442,668 made in 2010.  Harleysville Mutual also is responsible for all operating expenses including maintenance and repairs.  The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser.  Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities; and the expenses of the facilities, including equipment and office supplies, are allocated according to an intercompany allocation agreement.

Pursuant to a Management Agreement, Harleysville Group provides certain management services to Harleysville Mutual and to Harleysville Mutual’s wholly owned subsidiary insurers for a fee based upon an applicable percentage of direct written premium for each insurer.  Effective January 1, 2010, the Management Agreement between Harleysville Mutual and Harleysville Group was amended (the Amendment) to reflect that Harleysville Group will also provide certain management services to Harleysville Mutual in connection with Harleysville Mutual’s assumed reinsurance program in which Harleysville Mutual may assume quota share retrocessions from non-affiliated reinsurers (the Harleysville Mutual Assumed Reinsurance Program).  This program does not include business assumed by Harleysville Mutual from any mandatory regulatory pool or association, and no business was assumed by Harleysville Mutual under this program prior to January 1, 2010.  Pursuant to this amendment to the Management Agreement, Harleysville Mutual pays Harleysville Group a fee based upon a percentage of the total premium assumed by Harleysville Mutual under the Harleysville Mutual Assumed Reinsurance Program. In recognition of the differences in the value of the services provided, the percentage used to calculate the fee for the assumed business differs from the percentage used with respect to the direct business.  Harleysville Group received total fees under the Management Agreements and the Amendment in 2010 in the aggregate amount of $5,843,086.

Pursuant to a Consolidated and Restated Compensation Allocation Agreement, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense.  This allocation is initially made as between the property/casualty insurer affiliates and the non-property/casualty insurer affiliates on the basis of time allocation.  The collective amount allocated to all of the property/casualty insurer affiliates on the basis of time allocation is then reallocated among each property/casualty insurer affiliate on the basis of the following: premium volume, loss volume, investments, and such special studies acceptable to statutory accounting principals as may be mutually agreed upon by such insurers from time to time.  These allocations are made prior to the application of the inter-company pooling agreement referenced below.  On February 19, 2009, the Harleysville Group and Harleysville Mutual Boards of Directors approved the amendment of this Agreement to limit to pre-2009 levels the amount of Harleysville Group’s contributions to its now frozen employee defined benefit pension plan that are allocated back to its affiliates pursuant to the Agreement.  Under this amendment, Harleysville Group will be allocated any excess that is contributed over the amount allocated to the affiliates.  The amendment was approved by various state insurance departments.  Additionally, pursuant to the Management Agreements, Harleysville Group (through a partnership comprised of wholly owned subsidiaries of Harleysville Group) provides administrative services to Harleysville Mutual in connection with Harleysville Mutual’s participation as a Write Your Own carrier in the National Flood Insurance Plan.

Harleysville Group borrowed $18.5 million from Harleysville Mutual in 1991 in connection with the acquisition of Mid-America Insurance Company (merged into another subsidiary, Harleysville Worcester, in November 2007) and Harleysville Insurance Company of New York pursuant to a demand loan with a stated maturity of March 1998.  In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus 0.65%, which was a commercially reasonable market rate in 1998.  In February 2005, the maturity was extended to March 2012 and the interest rate was decreased to LIBOR plus 0.45%, which was a commercially reasonable rate in 2005.  For 2010, the interest paid by Harleysville Group on the demand note was $136,566, and the principal balance of the demand note remained at $18.5 million at December 31, 2010.

Effective December 31, 2010, Harleysville Insurance Company of New York, a wholly owned New York domiciled subsidiary of Harleysville Group, was redomesticated to Pennsylvania by way of its merger into Mainland Insurance Company, a Pennsylvania domiciled company, which changed its name to Harleysville Insurance Company of New York (“HIC-NY(PA)”) on December 9, 2010. HIC-NY(PA) was a wholly owned subsidiary of Harleysville Mutual.  To facilitate the merger, on December 30, 2010, Harleysville Mutual transferred all of the issued and outstanding common stock of HIC-NY(PA) to Harleysville Group for cash in the amount of $4,824,542, the recorded statutory book value for the stock on the date of closing. The transfer of Harleysville Insurance Company of New York F/K/A Mainland Insurance Company from Harleysville Mutual to Harleysville Group by way of a stock purchase agreement was approved by all applicable regulatory authorities.

Harleysville Group’s property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual, whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement.  All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement.  The agreement pertains to all insurance business written or earned on or after January 1, 1986.  Harleysville Group and its property/casualty insurance subsidiaries are not liable for any losses incurred by Harleysville Mutual, Harleysville Preferred Insurance Company, or Harleysville Insurance Company of New Jersey, occurring prior to January 1, 1986.  In November 2007, Harleysville Group and Harleysville Mutual approved an amendment to the pooling agreement to increase Harleysville Group’s participation from 72% to 80%.  The amendment was approved by the Coordinating Committee and by the respective Boards of Harleysville Group and Harleysville Mutual.  Harleysville Mutual then submitted applications for and received the approvals of various insurance regulatory authorities.  The pooling agreement amendment became effective on January 1, 2008.  In addition, in November 2009, Harleysville Group and Harleysville Mutual approved a further amendment to the pooling agreement to exclude from the intercompany pool all business assumed by Harleysville Mutual under the Harleysville Mutual Assumed Reinsurance Program.  This amendment was approved by the Coordinating Committee of the Boards of Directors of Harleysville Group and Harleysville Mutual.  Harleysville Mutual then submitted applications for and received the approvals of various insurance regulatory authorities.  This amendment to the pooling agreement became effective on January 1, 2010.  Finally, in September 2010, Harleysville Group and Harleysville Mutual approved an amendment to the pooling agreement which provided for Harleysville Mutual to retain the financial results of workers’ compensation business written by Harleysville Mutual and assumed by it under the pooling agreement for policies either first effective or renewed on or after January 1, 2011 as well as with respect to the unearned portion of polices in force as of that date.  This amendment also was approved by the Coordinating Committee of the Boards of Directors of Harleysville Group and Harleysville Mutual and by the various insurance regulatory authorities, and it became effective on January 1, 2011.  The pooling agreement may be amended or terminated by agreement of the parties.  Further information describing the pooling arrangement is contained in Harleysville Group’s 2010 Annual Report to Stockholders.

From June 2007 to July 2010, the Harleysville Group Board of Directors authorized five stock repurchase programs under which an aggregate of 6.3 million shares of common stock was repurchased.  The current stock repurchase program, approved by the Board in August 2010, authorizes the repurchase of up to an additional 800,000 shares.  Under such current repurchase program, the Company was authorized to repurchase shares from the public float but not from Harleysville Mutual.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000091917_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 W. Thacher Brown 02 Mirian M. Graddick-Weir 03 William W. Scranton III HARLEYSVILLE GROUP INC. 355 MAPLE AVENUE HARLEYSVILLE, PA 19438-2297 ATTN: MARK R. CUMMINS VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Approval of the advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify KPMG LLP as the Company's independent registered public accounting firm for 2011. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000091917_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . HARLEYSVILLE GROUP INC. Annual Meeting of Stockholders April 27, 2011 10:30 AM This proxy is solicited by the Board of Directors for use at the Annual Meeting. The proxy statement and the Company's 2010 Annual Report to Stockholders are available on the Internet, by logging onto http://www.harleysvillegroup.com/2011.html. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 4, and for "ONE YEAR" for Item 3, in accordance with the Board of Directors' recommendations. By signing the proxy, you revoke all prior proxies and appoint Arthur E. Chandler, Beth A. Friel, and Robert A. Kauffman ("the Proxies"), and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change? Sign on reverse and indicate changes below. See reverse for voting instructions.